================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC 20549

                               --------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           THERMO VISION CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   DELAWARE                                     04-3296594
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

  8E FORGE PARKWAY, FRANKLIN, MASSACHUSETTS                       02038
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (508) 553-1689


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


      TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
      TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
       ------------------                      ------------------------------
         COMMON STOCK,
    PAR VALUE $.01 PER SHARE                      AMERICAN STOCK EXCHANGE



       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE

================================================================================

                           THERMO VISION CORPORATION

                                     PART I
                 INFORMATION INCLUDED IN INFORMATION STATEMENT

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM   FORM 10 ITEM CAPTION              CAPTION IN INFORMATION STATEMENT
----   --------------------              --------------------------------
1.     Business......................    Summary -- Distributed Company, -- Vision and -- Summary
                                         Consolidated Financial Information; The Company; Selected
                                         Financial Information; Management's Discussion and
                                         Analysis of Financial Condition and Results of
                                         Operations; Business; Trademarks

2.     Financial Information.........    Summary -- Summary Consolidated Financial Information;
                                         Capitalization; Selected Financial Information;
                                         Management's Discussion and Analysis of Financial
                                         Condition and Results of Operations; Index to Financial
                                         Statements

3.     Properties....................    Business -- Properties; Certain Transactions -- Other
                                         Relationships

4.     Security Ownership of Certain
       Beneficial Owners and
       Management....................    Security Ownership of Certain Beneficial Owners and
                                         Management

5.     Directors and Executive
       Officers......................    Management

6.     Executive Compensation........    Summary -- Planned Vision Stock Option Grants; The
                                         Distribution -- Planned Vision Stock Option Grants;
                                         Listing and Trading of Vision Common Stock;
                                         Management -- Executive Compensation

7.     Certain Relationship and
       Related Transactions..........    Summary -- Relationship with Optek after the Distribution
                                         and -- Relationship with Thermo Electron, Thermo
                                         Instrument and other Affiliates; The
                                         Distribution -- Relationship Between Optek and Vision
                                         After the Distribution; Risk Factors -- Potential
                                         Conflicts of Interest and -- Control by Thermo
                                         Instrument; Listing and Trading of Vision Common Stock;
                                         Certain Transactions

8.     Legal Proceedings.............    Business -- Legal Proceedings

9.     Market Price of and Dividends
       on the Registrant's Common
       Equity and Related Shareholder
       Matters.......................    Summary -- Trading Market and -- Dividend Policy; Risk
                                         Factors -- Absence of Public Market; Possible Volatility
                                         of Stock Price; Possible Delisting and -- Absence of
                                         Dividends; Listing and Trading of Vision Common Stock;
                                         Description of Capital Stock

10.    Recent Sales of Unregistered
       Securities....................    Certain Transactions -- Other Relationships

11.    Description of Registrant's
       Securities to be Registered...    Description of Capital Stock

12.    Indemnification of Directors
       and Officers..................    Indemnification of Directors and Officers

13.    Financial Statements and
       Supplementary Data............    Index to Financial Statements

14.    Changes in and Disagreements
       With Accountants on Accounting
       and Financial Disclosure......    Not Applicable

     NOTE: THIS REGISTRATION STATEMENT ON FORM 10 ASSUMES THAT THE VISION COMMON STOCK HAS BEEN ACCEPTED FOR LISTING ON THE AMEX, ALTHOUGH SUCH ACCEPTANCE HAD NOT OCCURRED AS OF THE DATE OF THE FILING OF THIS REGISTRATION STATEMENT ON FORM 10 WITH THE SECURITIES AND EXCHANGE COMMISSION.

                     [THERMO OPTEK CORPORATION LETTERHEAD]

                                                                          , 1997

Dear Shareholder:

     On                     , 1997, the Board of Directors (the "Optek Board")
of Thermo Optek Corporation, a Delaware corporation ("Optek"), approved a distribution (the "Distribution") to Optek shareholders of all of the outstanding shares of Common Stock of Thermo Vision Corporation ("Vision") held by Optek (4,845,000 shares which constitute 100% of the outstanding shares). If
you are an Optek shareholder on             , 1997, you will also be entitled to
become a shareholder of Vision. Immediately following consummation of the Distribution, Vision will be owned by the same shareholders, in the same proportions as Optek. As a result, Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument") and holder of approximately 93% of the outstanding shares of Common Stock of Optek, will own approximately 93% of the outstanding shares of Common Stock of Vision. Thermo Instrument is a majority-owned subsidiary of Thermo Electron Corporation.

     Vision, established as a separate subsidiary of Optek in November 1995, is a supplier of a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics.

     The Optek Board believes that the Distribution is in the best interests of Optek, Vision and the Optek shareholders because it will, by creating two separate public companies, improve both companies' access to capital, improve the focus of management and employees on the performance of their respective businesses and provide improved management incentives directly linked to the objective performance of each company's stock in the public markets.

     If you are a holder of Optek Common Stock on             , 1997, the record
date for the Distribution, you will receive one share of Vision Common Stock for each ten shares of Optek Common Stock you own on that date. It is expected that certificates representing Vision Common Stock will be mailed to you on or about
            , 1997. The Common Stock of Vision has been approved for listing on the American Stock Exchange under the symbol "VIZ."

     The enclosed Information Statement provides important information regarding the Distribution and Vision's organization, business, properties and historical and pro forma financial information. Shareholders are encouraged to read this material carefully.

     Holders of Optek Common Stock on the record date for the Distribution are not required to take any action to participate in the Distribution. Shareholder approval of the Distribution is not required, and Optek is therefore not soliciting your proxy.

                                          Sincerely,



                                          EARL R. LEWIS
                                          Chairman and
                                          Chief Executive Officer

                 SUBJECT TO COMPLETION DATED SEPTEMBER 19, 1997

                             INFORMATION STATEMENT

                             ---------------------

                           THERMO VISION CORPORATION

                      Distribution of 4,845,000 Shares of
                                  Common Stock
                          (par value, $.01 per share)

     This Information Statement is being furnished to shareholders of Thermo Optek Corporation, a Delaware corporation ("Optek"), in connection with the distribution (the "Distribution") by Optek to its shareholders of all of the outstanding shares of common stock, $.01 par value ("Vision Common Stock"), of its wholly owned subsidiary Thermo Vision Corporation, a Delaware corporation ("Vision"), held by Optek (4,845,000 shares or 100% of the outstanding shares).

     It is expected that the Distribution will be made beginning on or about
            , 1997, to holders of record of common stock, $.01 par value, of
Optek ("Optek Common Stock") on             , 1997 (the "Record Date"), on the
basis of one share of Vision Common Stock for each ten shares of Optek Common Stock held. No consideration will be required to be paid by Optek shareholders for the shares of Vision Common Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Optek Common Stock in order to receive Vision Common Stock. The Internal Revenue Service (the "IRS") has ruled that the receipt of shares of Vision Common Stock in the Distribution will not result in the recognition of income, gain or loss to Optek shareholders for federal income tax purposes. See "The
Distribution -- Certain Federal Income Tax Considerations of the Distribution." Neither Optek nor Vision will receive any cash or other proceeds from the distribution of Vision Common Stock.

     Immediately following consummation of the Distribution, Thermo Instrument Systems Inc., a Delaware corporation ("Thermo Instrument") and holder of approximately 93% of the outstanding shares of Optek Common Stock, will own approximately 93% of the outstanding shares of Vision Common Stock. Thermo Instrument is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     No public trading market for the Vision Common Stock currently exists, although it is expected that a "when-issued" trading market may develop prior to the Record Date. The Vision Common Stock has been approved for listing on the American Stock Exchange (the "AMEX") under the symbol "VIZ." See "Listing and Trading of Vision Common Stock."

     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 12.

                            ------------------------

           NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THE
              DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

         THE DATE OF THIS INFORMATION STATEMENT IS             , 1997.

     No person is authorized to give any information or to make any representation other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized. This Information Statement does not constitute an offer to sell or a solicitation of any offer to buy any securities. This Information Statement presents information concerning Vision believed by Vision to be accurate as of the date set forth on the cover hereof. This Information Statement presents information concerning Optek believed by Optek to be accurate as of the date set forth on the cover hereof. Changes may occur in the presented information after that date. Neither Vision nor Optek plans to update said information except in the course of fulfilling their respective normal public reporting and disclosure obligations.

     Certain statements in this Information Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Vision to differ materially from those indicated by such forward-looking statements, including among others, those set forth in this Information Statement under the heading "Risk Factors."

                               TABLE OF CONTENTS

ITEM                                                                     PAGE
----                                                                     ----

SUMMARY...............................................................      3
THE COMPANY...........................................................      7
INTRODUCTION..........................................................      7
THE DISTRIBUTION......................................................      8
RISK FACTORS..........................................................     12
LISTING AND TRADING OF VISION COMMON STOCK............................     16
CAPITALIZATION........................................................     17
SELECTED FINANCIAL INFORMATION........................................     18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.................................     20
BUSINESS..............................................................     23
MANAGEMENT............................................................     34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........     39
CERTAIN TRANSACTIONS..................................................     41
DESCRIPTION OF CAPITAL STOCK..........................................     45
INDEMNIFICATION OF DIRECTORS AND OFFICERS.............................     45
EXPERTS...............................................................     46
AVAILABLE INFORMATION.................................................     46
TRADEMARKS............................................................     46
INDEX TO FINANCIAL STATEMENTS.........................................    F-1
ANNEX A...............................................................    A-1

--------------------------------------------------------------------------------
                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Information Statement and the Annex hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. Shareholders are urged to read this Information Statement and the Annex hereto in their entirety.

     All share and per share data in this Information Statement have been adjusted to give effect to all stock splits of Vision Common Stock and Optek Common Stock effected prior to the date hereof, including a three-for-two split of the Optek Common Stock effected on April 11, 1996 in the form of a 50% stock dividend and a 4,845-for-one split of the Vision Common Stock effected on August 27, 1997 in the form of a stock dividend.

Distributing Company.......  Thermo Optek Corporation, a Delaware corporation
                               ("Optek"). As used in this Information Statement, the term "Optek" refers to Optek and its subsidiaries (other than Thermo Vision Corporation and its subsidiaries) as of the relevant date, unless the context otherwise requires.

Distributed Company........  Thermo Vision Corporation, a Delaware corporation
                               ("Vision"). As used in this Information
                               Statement, the term "Vision" refers to Thermo Vision Corporation and its subsidiaries as of the relevant date, unless the context otherwise requires.

Vision.....................  Vision is a supplier of a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics. The principal executive office of Vision is located at 8E Forge Parkway, Franklin, Massachusetts 02038 and its telephone number is
                               (508) 553-1689. See "The Company" and "Business."

Shares to be Distributed...  Approximately 4,845,000 shares of Vision Common
                               Stock, which constitutes 100% of the Vision
                               Common Stock outstanding on the Record Date.
                               Immediately following consummation of the
                               Distribution, Thermo Instrument will own approximately 93% of the outstanding shares of Vision Common Stock. See "The
                               Distribution -- Manner of Effecting the
                               Distribution."

Record Date................            , 1997.

Distribution Date..........  On or about          , 1997.

Distribution...............  On the Distribution Date, the Distribution Agent
                               (as defined below) will begin distributing certificates representing Vision Common Stock to Optek shareholders. Optek shareholders will not be required to make any payment or to take any other action to receive their Vision Common Stock. The Vision Common Stock will be freely transferable by persons who are not affiliates of Vision. See "The Distribution -- Manner of Effecting the Distribution."

Distribution Ratio.........  One share of Vision Common Stock for each ten shares of Optek Common Stock.

Distribution Agent.........  American Stock Transfer & Trust Company.

Fractional Shares of Vision
  Common Stock.............  No fractional shares of Vision Common Stock will be distributed. A cash payment will be made to Optek shareholders otherwise entitled to a


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               fractional share of Vision Common Stock as a result of the Distribution. See "The
                               Distribution -- Manner of Effecting the
                               Distribution."

Trading Market.............  Currently no public trading market for Vision
                               Common Stock exists. The Vision Common Stock has been approved for listing on the AMEX under the symbol "VIZ." It is expected that a "when-issued" trading market in the Vision Common Stock may develop prior to the Record Date. See "Listing and Trading of Vision Common Stock."

Dividend Policy............  Vision currently does not intend to pay cash dividends on the Vision Common Stock. See "Risk Factors -- Absence of Dividends" and "Description of Capital Stock -- Dividends."

Risk Factors...............  The shares of Vision Common Stock to be issued in the Distribution involve a high degree of risk. Shareholders should consider and read carefully the factors discussed under "Risk Factors."

Reasons for the
Distribution...............  The Optek Board believes that the Distribution is in the best interests of Optek, Vision and Optek shareholders because it will, by creating two separate public companies, improve both companies' access to capital, improve the focus of management and employees on the performance of their respective businesses and provide improved management incentives directly linked to the objective performance of each company's stock in the public markets. See "The
                               Distribution -- Background and Reasons for the Distribution."

Certain Federal Income Tax
  Consequences.............  Optek has received a favorable private letter ruling from the IRS to the effect that the Distribution qualifies as a "tax-free" spinoff under Section 355 of the Internal Revenue Code of 1986, as amended (a "Section 355 Spinoff"). As a
                               Section 355 Spinoff, neither Optek nor its shareholders will recognize gain or loss as a result of the Distribution of Vision Common Stock. See "Risk Factors" and "The
                               Distribution -- Certain Federal Income Tax
                               Consequences of the Distribution."

Relationship with Optek
after the Distribution.....  In connection with the Distribution, Vision and
                               Optek have entered into or will enter into a Distribution Agreement (the "Distribution Agreement") and a Tax Matters Agreement (the "Tax Matters Agreement") relating to the Distribution. In addition, Vision and Optek are parties to a Contract Research and Development Agreement (the "CID Contract R&D Agreement") relating to the development by Vision of certain charge injection device ("CID") sensors and systems, a Supply Agreement (the "CID Supply Agreement") relating to the supply by Vision to Optek of CID sensors and a lease relating to office and manufacturing space in Margate, England (the "Hilger Lease"). See "The Distribution -- Relationship Between Optek and Vision After the Distribution" and "Certain Transactions -- Other Relationships."

Relationship with Thermo
  Electron, Thermo
  Instrument and other
  Affiliates...............  Effective as of the Distribution Date, Vision will become a party to the Thermo Electron Corporate Charter and a Corporate Services Agreement, a Tax Allocation Agreement, a Master Guarantee Reimburse-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               ment Agreement and a Master Repurchase Agreement with Thermo Electron and Vision will become a party to a Master Guarantee Reimbursement Agreement with Thermo Instrument. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument." In addition, Vision and Thermo Instrument are parties to a lease relating to office and manufacturing space in Franklin, Massachusetts. See "Certain Transactions -- Other Relationships." Moreover, certain Thermo Electron subsidiaries purchase Vision products and Vision purchases products from certain Thermo Electron subsidiaries. See "Certain Transactions -- Other Relationships."

Planned Vision Stock Option
  Grants...................  Prior to the Distribution Date, Vision will adopt an Equity Incentive Plan (the "Vision EIP") and
                               will reserve an aggregate of           shares of
                               Vision Common Stock for issuance to employees of and consultants to Vision pursuant thereto. Shortly following the Distribution Date, it is anticipated that options covering an aggregate of shares of Vision Common Stock will be
                               granted pursuant to the Vision EIP. Shortly following the Distribution Date, Vision also expects to grant options to purchase shares of Vision Common Stock to each of Vision's outside directors pursuant to individual stock option agreements. See "Management -- Planned Vision Stock Option Grants."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SIX MONTHS
                                          FISCAL YEAR(1)                        ENDED(1)(2)
                          -----------------------------------------------   -------------------   PRO FORMA
                           1992      1993                                   JUNE 29,   JUNE 28,    COMBINED
                          (2)(3)   (2)(3)(4)   1994(3)    1995    1996(5)   1996(5)    1997(6)     1996(7)
                          ------   ---------   -------   ------   -------   --------   --------   ----------
STATEMENT OF INCOME
  DATA:
Revenues................  $  755     $2,397    $4,242    $6,026   $30,434    $14,168    $17,810     $33,940
Gross Profit............     377        903     1,231     2,544    13,368      6,125      7,848      14,312
Operating Income
  (Loss)................     (69)       239       261       282     2,467      1,199      1,995         831
Net Income (Loss).......     (71)        66       146       147     1,418        681      1,094         338
Earnings (Loss) per
  Share(8)..............    (.01)       .01       .03       .03       .29        .14        .23         .07
Weighted Average
  Shares(8).............   4,845      4,845     4,845     4,845     4,845      4,845      4,845       4,845

                                                                                     JUNE 28,
                                                                                    1997(2)(6)
                                                                                    ----------
BALANCE SHEET DATA:
Working Capital...................................................................   $  9,223
Total Assets......................................................................     33,123
Long-term Obligations.............................................................      3,947
Shareholder's Investment..........................................................     23,242

---------------
(1) All periods presented include the results of SMS.

(2) Derived from unaudited financial statements.

(3) Includes a pro rata share of equity in the losses of CIDTEC through the date of the acquisition of its assets by Thermo Instrument in October 1994 and the consolidated results of CIDTEC since October 1994.

(4) Includes the results of Hilger since its acquisition by Thermo Instrument in July 1993.

(5) Includes the results of Oriel and Corion since their acquisition by Vision in February 1996.

(6) Includes the results of LSI since its acquisition by Vision in February
    1997.

(7) The pro forma combined statement of income data was derived from the pro forma combined condensed statements of income included elsewhere in this Information Statement. The pro forma combined statement of income data sets forth the results of operations for the 1996 fiscal year as if the acquisitions of Oriel and Corion had occurred on January 1, 1996.

(8) Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods represent the 4,845,000 shares issued to Optek in connection with the initial capitalization of Vision.

--------------------------------------------------------------------------------

                                  THE COMPANY

     Vision was incorporated in Delaware in November 1995 as a wholly owned subsidiary of Optek. Vision initially was comprised of two businesses: CID Technologies Inc., a manufacturer of CIDs used for image sensors and video cameras ("CIDTEC"); and Scientific Measurement Systems Inc., a producer of low-cost optically-based components, instruments and accessories ("SMS") which now conducts business under the name "Thermo Vision Colorado." Vision subsequently acquired four additional businesses from unrelated third parties. In February 1996, Vision acquired Oriel Instruments Corporation, a manufacturer and distributor of photonics components and instruments ("Oriel"), and the assets of Corion Corporation, a manufacturer of commercial optical filters (Vision's Corion division being referred to herein as "Corion"). In February 1997, Vision acquired Laser Science, Inc., a manufacturer of gas lasers ("LSI"). In July 1997, Vision acquired the assets of Centronic, Inc., a manufacturer of silicon photodiodes (Vision's Centronic division being referred to herein as "Centronic"). In addition, in August 1997, Vision's wholly owned subsidiary Hilger Crystals Limited ("Hilger") purchased the crystal materials business of Hilger Analytical Limited ("Hilger Analytical"), a wholly owned subsidiary of Optek and manufacturer of crystals used for x-ray scintillation and infrared spectroscopy. From the time of Vision's incorporation in November 1995, the crystal materials business of Hilger Analytical has been under Vision's management.

     The principal executive office of Vision is located at 8E Forge Parkway, Franklin, Massachusetts 02038 and its telephone number is (508) 553-1689.

                                  INTRODUCTION

     On                     , 1997 (the "Declaration Date"), the Optek Board
declared a dividend of one share of Vision Common Stock for each ten shares of Optek Common Stock held of record on the Record Date. On the Distribution Date, Optek will effect the Distribution by delivering all of the issued and outstanding shares of Vision Common Stock to the Distribution Agent for transfer and distribution to the holders of record of Optek Common Stock at the Record Date. It is expected that certificates representing shares of Vision Common
Stock will be mailed to Optek shareholders on or about                     ,
1997. As a result of the Distribution, 100% of the outstanding shares of Vision Common Stock will be distributed to Optek shareholders. Approximately 93% of such shares will be held by Thermo Instrument. Following the Distribution, Optek's operations will consist of the design, manufacture, marketing and sale of instruments for elemental, molecular and materials analysis and characterization, and Vision's operations will consist of the design, manufacture, marketing and sale of optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics.

     Optek shareholders of record with inquiries relating to the Distribution should contact the Distribution Agent by telephone at (718) 921-8200 or Optek in writing at Thermo Optek Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, Attention: John N. Hatsopoulos, Chief Financial Officer.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     Thermo Electron Spinout Strategy. Vision currently is a wholly owned subsidiary of Optek. The Optek Common Stock is publicly traded on the AMEX. Approximately 93% of such outstanding stock is owned by Thermo Instrument, and approximately 7% is owned by the public. Thermo Instrument, a public company, the stock of which is traded on the AMEX, is approximately 82%-owned by Thermo Electron and approximately 18%-owned by the public. Thermo Electron is a widely held public company, the stock of which is traded on the New York Stock Exchange. Thermo Electron is the parent corporation of a group of corporations which as of June 28, 1997, included 20 publicly traded subsidiaries in which Thermo Electron directly or indirectly held a majority interest.

     Thermo Electron has adopted a strategy of "spinning out" certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. Thermo Electron believes that this strategy provides additional motivation and incentives for management of the subsidiaries through the establishment of subsidiary-level stock option incentive programs, improved access to capital to support the subsidiaries' growth and the preservation and fostering of an entrepreneurial culture within such subsidiaries. At the same time, as a result of this strategy, Thermo Electron's wholly and majority-owned subsidiaries are able to draw on certain centralized corporate, administrative, financial, tax and other services that would not be available to many independent companies of similar size. Several of Thermo Electron's subsidiaries have in turn adopted this type of strategy and have "spun out" subsidiaries of their own. Virtually all such transactions have involved a sale of the common stock of the spunout company, with Thermo Electron (or a subsidiary such as Thermo Instrument) retaining a majority interest of such common stock (a "Spinout IPO"). See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument."

     Distribution v. Spinout IPO. Although Optek was incorporated in August 1995 and Vision's business was included with Optek at that time, the rapid growth of Vision, and the business exigencies that motivate the Distribution, were not fully apparent when the decision to include Vision within Optek was made. For the reasons described below, the Optek Board believes that the proposed Distribution will better achieve the purposes of the Thermo Electron spinout strategy than would a Spinout IPO of Vision by Optek.

     The Optek Board believes that consummation of the Distribution rather than a Spinout IPO of Vision will better achieve the business purposes that motivate the Distribution. The Optek Board believes that (i) as a separate entity and not a subsidiary of Optek, Vision will be able to maximize its own business without being constrained by concerns about the effects on Optek's earnings, (ii) Vision's ability to efficiently access capital markets will be improved if Vision is spun off as a separate entity from Optek, (iii) management and development of certain of Vision's technology will receive more focused attention and resources as a result of the Distribution and (iv) Thermo Instrument, which is a much larger entity than Optek, will be able to tolerate a higher degree of risk with respect to the operations of Vision than would Optek.

     The Optek Board further believes that making Vision the first fourth tier ("great-grandchild") public subsidiary of Thermo Electron pursuant to a Spinout IPO would create unnecessary and significant additional complexity in the Thermo Electron corporate structure. As of June 28, 1997, the corporate structure of the Thermo Electron family of corporations included seven publicly-held first-tier subsidiaries of Thermo Electron ("children") and 13 publicly-held second-tier subsidiaries ("grandchildren"). This complexity makes it more difficult for the stock markets, stock analysts and investment advisers to analyze and value these layers of corporations.

     Reasons for the Distribution. Optek and Vision have different business focuses and objectives. Optek is engaged in the instruments business and Vision is engaged in the photonics products business. Optek is a worldwide leader in the development, manufacture and marketing of analytical instruments that utilize a range of optical spectroscopy and other energy based techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids and gases. The photonics market in which Vision participates is divided into six distinct segments: optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics.

Vision operates in all six of these segments. In contrast, Optek offers products principally in the optically-based instruments segment of the photonics market and in other closely aligned instruments markets. Optek's instruments range in price from approximately $30,000 to $700,000. In contrast, most of Vision's products range in price from approximately $.10 to $12,000.

     The Optek Board believes that the Distribution of Vision Common Stock by Optek will serve to create and foster an entrepreneurial culture in and create improved incentives for management of each of Optek and Vision. A principal purpose for the Distribution is to allow Vision to grant its own stock options to its management and directors. By creating two separate public companies, the value of stock options granted to Optek's and Vision's respective managements will more closely follow the business results those managers have achieved for their separate companies. In addition, following the Distribution, Vision's management will be subject to the visibility and public scrutiny of the public market and, the Optek Board believes, will gain significant business experience and skill as a result of managing a public company.

     The Optek Board further believes that managerial, budgetary and capital resources will best be applied to each of Optek's and Vision's businesses by separating these businesses. For example, the Optek Board believes that the Distribution will facilitate Vision's ability to devote such resources as are appropriate, based on factors particular to Vision's business, in maintaining and expanding the distribution channels for its products. Optek's and Vision's distribution channels differ because of differences in the nature of the buyers of each company's products and in the prices of such products.

     Potential investors in Vision, the Optek Board believes, will be confident that as Vision's parent corporation, Thermo Instrument is large enough and diverse enough to allow Vision the flexibility for Vision's management to pursue its growth strategy, such as potential acquisitions or research and development, without undue concern over the effect on its parent corporation's earnings. The Optek Board also believes that Thermo Instrument is an appropriate and desirable parent corporation of Vision because Thermo Instrument (i) has sufficient size to support Vision (with 1996 revenue of $1.21 billion as compared to 1996 revenue of $351 million for Optek), (ii) has already adopted its own "spinout" structure, (iii) has already created five publicly held subsidiaries and thus
(iv) has positioned itself to permit its public subsidiaries to pursue their own independent business objectives.

     In addition, the Optek Board expects that Vision will seek to obtain financing in the capital markets at some point after consummation of the Distribution and believes that the terms of such financing will be more favorable than the terms that could be obtained if the Distribution were not consummated.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement and the Tax Matters Agreement between Optek and Vision. Under the terms and conditions of the Distribution Agreement, Optek will effect the Distribution by providing for the delivery of the Vision Common Stock held by Optek to the Distribution Agent for distribution to the Optek shareholders. The Distribution will be made on the basis of one share of Vision Common Stock for each ten shares of Optek Common Stock held on the Record Date. Certificates representing shares of Vision Common Stock will be mailed or
delivered by the Distribution Agent on or about                , 1997.

     No fractional shares of Vision Common Stock will be received by Optek shareholders. Fractional shares, if any, will be aggregated and sold, on behalf of the shareholders entitled to receive such shares, by the Distribution Agent. The Distribution Agent will use the net proceeds from the sale of fractional shares to make cash payments to those shareholders otherwise entitled to receive fractional shares in proportion to their respective interests in such fractional shares.

     Holders of Optek Common Stock will not be required to pay cash or any other consideration for the Vision Common Stock received in the Distribution or to surrender or exchange certificates representing shares of Optek Common Stock in order to receive the Vision Common Stock. Holders of Optek Common Stock will continue to own their shares of Optek Common Stock and, if such shareholders were shareholders of record on the Record Date, they will also receive shares of Vision Common Stock. The Distribution will not otherwise change the number of, or the rights associated with, outstanding shares of Optek Common Stock.

     All shares of Vision Common Stock distributed to Optek shareholders in the Distribution will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock."

ACCOUNTING TREATMENT OF THE DISTRIBUTION

     The Distribution will be treated for accounting purposes as a payment of a dividend of shares of Vision Common Stock to shareholders of Optek in the period in which the Distribution is consummated.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Optek has received a favorable private letter ruling from the IRS (the "Tax Ruling") substantially to the effect that, among other things, the Distribution will qualify as a Section 355 Spinoff, and, in general, that for federal income tax purposes:

          (1) No gain or loss will be recognized by or be includable in the income of a holder of Optek Common Stock solely as a result of the receipt of Vision Common Stock in the Distribution.

          (2) No gain or loss will be recognized by Optek, its subsidiaries or Vision upon the Distribution.

          (3) The tax basis of Optek Common Stock held by a shareholder immediately prior to the Distribution will be apportioned (based upon relative market values on the Distribution Date) between such Optek Common Stock and the Vision Common Stock received by such shareholder in the Distribution.

          (4) Assuming that the Optek Common Stock is held as a capital asset, the holding period for the Vision Common Stock received in the Distribution by a holder of Optek Common Stock will include the period during which such Optek Common Stock was held.

     The Distribution, although tax-free as of the Distribution Date, could be rendered taxable as a result of subsequent actions or events. For a description of subsequent actions or events that could render the Distribution taxable, see "Risk Factors -- Risk of Loss of "Tax-Free" Treatment of Distribution." If the Distribution were rendered taxable as a result of subsequent actions or events
(i) a corporate-level taxable gain would be recognized by the group of corporations with which Optek and Vision file consolidated federal income tax returns, generally equal to the amount by which the fair market value of the Vision Common Stock distributed in the Distribution exceeded Optek's basis therein, although the gain attributable to Thermo Instrument's ownership of Optek (approximately 93%) would be deferred pursuant to the consolidated return regulations until certain events occurred, including deconsolidation of Optek or Thermo Instrument or the sale of the shares of Vision Common Stock received by Thermo Instrument in the Distribution, (ii) each of Optek and Vision, as a former member of that group, would be severally liable for the corporate-level tax on such gain and (iii) each holder of Optek Common Stock who receives shares of Vision Common Stock in the Distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of the Vision Common Stock received (assuming that Optek had sufficient current or accumulated "earnings and profits"). Under the consolidated return regulations, Thermo Instrument will be entitled to exclude 100% of such dividends received. Under the Tax Matters Agreement, each of Optek and Vision agrees to indemnify the other for certain taxes incurred with respect to the Distribution (and related transactions) as a result of certain post-Distribution actions.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM OF THE DISTRIBUTION, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. SHAREHOLDERS ARE ALSO ADVISED TO FILE WITH THE IRS THE FORM OF INFORMATION STATEMENT ANNEXED HERETO AS ANNEX A WITH THE TAX RETURN COVERING THE PERIOD IN WHICH THE DISTRIBUTION OCCURS.

PLANNED VISION STOCK OPTION GRANTS

     Prior to the Distribution Date, Vision will adopt the Vision EIP and will reserve an aggregate of shares of Vision Common Stock for issuance to employees of and consultants to Vision pursuant thereto. Shortly following the Distribution Date, it is
anticipated that options covering an aggregate of      shares of Vision Common
Stock will be granted pursuant to the Vision EIP. Shortly following the
Distribution Date, Vision also expects to grant options to purchase      shares
of Vision Common Stock to each of Vision's outside directors pursuant to individual stock option agreements. See "Management -- Planned Vision Stock Option Grants."

RELATIONSHIP BETWEEN OPTEK AND VISION AFTER THE DISTRIBUTION

     In connection with the Distribution, Optek and Vision have entered or will enter into a Distribution Agreement, summarized below, and a Tax Matters Agreement. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution." In addition, Vision and Optek are parties to the CID Contract R&D Agreement, the CID Supply Agreement which will be effective as of the Distribution Date and the Hilger Lease. See "Business -- Products -- Imaging Sensors and Systems" and "Certain Transactions -- Other Relationships."

     The Distribution Agreement provides for, among other things: (a) the principal corporate transactions required to effect the Distribution, including, among other things, the preparation of the Registration Statement on Form 10 registering the Vision Common Stock under the Exchange Act (the "Registration Statement"), (b) the conditions thereto and (c) certain other agreements governing the relationship between Vision and Optek with respect to or resulting from the Distribution. Subject to certain exceptions, the Distribution Agreement also provides for certain cross-indemnification designed principally to place financial responsibility for the liabilities of Vision's businesses with Vision and financial responsibility for the liabilities of Optek's business with Optek. The Distribution Agreement also provides for cross-indemnities in respect of certain liabilities under the Exchange Act relating to the Registration Statement.

     For information relating to Vision's relationship with Thermo Electron, Thermo Instrument and other affiliates, see "Certain Transactions."

                                  RISK FACTORS

     Holders of Optek Common Stock should be aware that the Distribution and ownership of Vision Common Stock involve certain risks, including those described below, which could adversely affect the value of their holdings. Neither Optek nor Vision makes, nor is any other person authorized to make, any representations as to the future market value of the Vision Common Stock.

     Risks Associated with Technological Change, Obsolescence and the Development and Acceptance of New Products. The market for Vision's products is characterized by rapid and significant technological change and evolving industry standards. New product introductions responsive to these factors require significant planning, design, development and testing at the technological, product and manufacturing process levels, and may render existing products and technologies uncompetitive or obsolete. There can be no assurance that Vision's products will not become uncompetitive or obsolete. In addition, industry acceptance of new applications for Vision's technologies developed by Vision may be slow to develop due to, among other things, the general unfamiliarity of users with new applications and technologies. There can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business.

     Risks Associated with Acquisition Strategy; No Assurance of a Successful Acquisition Strategy. Vision's growth strategy is to supplement its internal growth with the acquisition of businesses and technologies that complement or augment Vision's existing product lines. Since February 1996, Vision has acquired four companies from unrelated third parties that comprise the bulk of its business and operations. Certain businesses that Vision may seek to acquire in the future may be marginally profitable or unprofitable. In order for any acquired businesses to achieve the level of profitability desired by Vision, Vision must successfully reduce expenses and improve market penetration. No assurance can be given that Vision will be successful in this regard. In addition, promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. These factors may adversely affect both the availability and price of prospective acquisition targets. There can be no assurance that Vision will be able to complete pending or future acquisitions. In order to finance any such acquisitions, it may be necessary for Vision to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to Vision and may result in dilution to Vision shareholders. There can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business. See "Business -- Strategy."

     Intense Competition. Vision encounters and expects to continue to encounter intense competition in the sale of its products. Vision believes that the principal competitive factors affecting the market for its products include product performance, price, reliability and customer service. Vision's principal competitors include Melles Griot, Inc., Optical Coating Laboratory, Inc., Newport Corporation, Coherent, Inc., Corning OCA Corporation, the Bicron Business Unit of Saint-Gobain Industrial Ceramics, Inc. and UDT Sensors, Inc. Certain of these companies and certain of Vision's other competitors have substantially greater financial, marketing and other resources than those of Vision. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than Vision. In addition, competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. There can be no assurance that Vision's current products, products under development or ability to discover new technologies will be sufficient to enable it to compete effectively with its competitors. In addition, there can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business. See "Business -- Competition."

     Possible Adverse Impact of Significant International Sales. Sales outside the United States accounted for approximately 40%, 31% and 37% of Vision's revenues for the fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, respectively, and Vision expects that international sales will continue to account for a significant portion of its revenues in the future. Sales to customers in foreign countries are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries could impose withholding taxes or otherwise tax Vision's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products provided by Vision in foreign markets where payment for Vision's products is made in the local currency; U.S. export licenses may be difficult to obtain and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse effect on Vision's financial condition, business and results of operations.

     Risks Associated with Protection, Defense and Use of Intellectual
Property. Vision holds a number of patents relating to various aspects of its products and believes that proprietary technical know-how is critical to many of its products. Proprietary rights relating to Vision's products are protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to Vision or that the claims allowed under any issued patents will be sufficiently broad to protect Vision's technology. In the absence of patent protection, Vision may be vulnerable to competitors who attempt to copy Vision's products or gain access to its trade secrets and know-how. Proceedings initiated by Vision to protect its proprietary rights could result in substantial costs to Vision. There can be no assurance that competitors of Vision will not initiate litigation to challenge the validity of Vision's patents or that they will not use their resources to design comparable products that do not infringe Vision's patents. There may also be pending or issued patents held by parties not affiliated with Vision that relate to Vision's products or technologies. Vision may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms, if at all, or that Vision would prevail in any such contest. Vision could incur substantial costs in defending itself in suits brought against it or in suits in which Vision may assert its patent rights against others. If the outcome of any such litigation is unfavorable to Vision, Vision's business, financial condition and results of operations could be materially adversely affected. In addition, Vision relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that Vision would have adequate remedies for any breach or that Vision's trade secrets will not otherwise become known or be independently developed by competitors. See "Business -- Intellectual Property."

     Dependence on Key Personnel. Vision's success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on Vision. Vision believes that its future success will depend in part on its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and there can be no assurance that Vision will be successful in attracting, motivating and retaining key personnel. See "Business -- Personnel" and "Management."

     Potential Fluctuations in Quarterly Performance. Vision's quarterly operating results may vary significantly depending on a number of factors, including the timing of product development and introduction, size, timing and shipment of individual orders, seasonality of revenue, foreign currency exchange rates, the mix of products sold and general economic conditions. Because Vision's operating expenses are based on anticipated revenue levels and a high percentage of Vision's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.

     Absence of Public Market; Possible Volatility of Stock Price; Possible Delisting. Prior to the Distribution, there has been no public market for the Vision Common Stock, although a "when-issued" trading market may develop prior to the Record Date. There can be no assurance regarding the prices at which the Vision Common Stock will trade before or after the Distribution Date. The market prices for securities of companies such as Vision has historically been highly volatile. Announcements of technological innovations or new commercial products by Vision or its competitors, disputes concerning patent or proprietary rights, publicity regarding products under development by Vision or its competitors and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of Vision Common Stock and Vision's results of operations, financial condition and business.

     The Vision Common Stock has been approved for listing on the AMEX under the symbol "VIZ." Vision will be subject to the AMEX's maintenance requirements. A failure of Vision Common Stock to meet the AMEX's maintenance requirements may result in a delisting of such securities. In particular, Vision may have difficulty maintaining the minimum market capitalization requirements of the AMEX because such capitalization is dependent on the price at which the shares of Vision Common Stock trade from time to time. The liquidity of securities not listed on an exchange or delisted securities, which would probably trade in the over-the-counter markets, may be impaired, not only in the number of shares that could be bought or sold, but also through delays in the timing of transactions, reductions in securities analysts' and media coverage of Vision, and lower prices than might otherwise be attained. There can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business.

     Risk of Loss of "Tax-Free" Treatment of Distribution. Although Optek received the Tax Ruling stating that the Distribution will be considered tax-free as of the Distribution Date, certain actions ("Post-Distribution Acts") involving Vision, Optek or their respective shareholders following the Distribution Date could render the Distribution taxable. Any of the following Post-Distribution Acts potentially could render the Distribution taxable: (i) the transfer by Vision or Optek of a material portion of its assets (other than a transfer of assets in the ordinary course of business); (ii) the merger of Vision or Optek with or into another corporation in a transaction that does not qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); (iii) the discontinuance by Vision or Optek of a material portion of its historical business activities; (iv) the conversion (or redemption or exchange) of the Vision Common Stock distributed in the Distribution into or for any other stock, security, property or cash; (v) the issuance of additional shares of stock by Vision pursuant to negotiations, agreements, plans or arrangements entered into before the Distribution that causes the shareholders who receive their shares of Vision Common Stock in the Distribution to no longer have control of Vision within the meaning of Section 368(c) of the Code, (vi) transfers of stock of Vision and/or Optek by the corporation's shareholders of sufficient quantity to cause the historic shareholders of Optek not to be considered to have maintained sufficient "continuity of proprietary interest" in one or both of the companies and (vii) the acquisition of a 50% or greater interest in Optek or Vision pursuant to a plan (or deemed to be pursuant to a plan) in existence on the Distribution Date. If the Distribution were rendered taxable as a result of a Post-Distribution Act, then (x) the corporate-level taxable gain would be recognized by the consolidated group of which Thermo Electron is the parent, although the gain attributable to Thermo Instrument's ownership of Optek (approximately 93%) would be deferred pursuant to applicable consolidated return regulations (see "The Distribution -- Certain Federal Income Tax Consequences of the Distribution"),
(y) each of Optek and Vision as a former member of that group, would be severally liable for the corporate-level tax on such gain when such gain becomes taxable under the consolidated return regulations and (z) except in the case of an acquisition described in clause (vii) of the preceding sentence, each holder of Optek Common Stock who received shares of Vision Common Stock in the Distribution would be treated as having received a taxable dividend in an amount equal to the fair market value of the Vision Common Stock received (assuming that Optek had sufficient current or accumulated "earnings and profits"). Under the consolidated return regulations, Thermo Instrument will be entitled to exclude 100% of such dividends received. Under the Tax Matters Agreement, each of Optek and Vision agrees to indemnify the other for certain taxes incurred with respect to the Distribution as a result of its Post-Distribution Acts.

     Potential Conflicts of Interest. Following the Distribution, for financial reporting purposes, Vision's financial results will continue to be included in Thermo Instrument's and Thermo Electron's consolidated financial statements. Certain officers and directors of Vision are also officers and directors of Thermo Instrument, Thermo Electron and/or other subsidiaries of Thermo Electron. Such officers and directors will devote only a portion of their working time to the affairs of Vision. Further, it is an essential element of Thermo Electron's career development program that successful executives and managers be considered for positions of increased responsibility anywhere within the Thermo Electron family of companies. A number of Vision's executives and managers were promoted to their present positions under this policy. There can be no assurance that Vision's present executives and managers will not assume other positions within the Thermo Electron family of companies, causing them to be unavailable to serve Vision or to reduce the amount of time that they devote to the affairs of Vision. The members of the Vision Board of Directors (the "Vision Board") and the officers of Vision who are also affiliated with Thermo Instrument or Thermo Electron will consider not only the short-term and the long-term impact of operating decisions on Vision, but also the impact of such decisions on the consolidated financial results of Thermo Instrument and Thermo Electron. In some cases the impact of such decisions could be disadvantageous to Vision while advantageous to Thermo Instrument or Thermo Electron, or vice versa. For example, conflicts may arise with respect to possible future acquisitions by Vision of assets or businesses of Thermo Instrument or another Thermo Electron affiliated company in which the purchase price to be paid by Vision is subject to negotiation between Vision and Thermo Instrument or such other Thermo Electron affiliated company. These negotiations will be subject to the potential conflicts associated with related party transactions. In addition, Vision's operating flexibility may be limited because Vision is a party to various agreements with Thermo Electron and sells products to and purchases products from certain of Thermo Electron's other subsidiaries. There can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business. See "Certain Transactions."

     Control by Thermo Instrument. Following the Distribution, Vision's shareholders will not have the right to cumulate votes for the election of directors and Thermo Instrument, which will own approximately 93% of the voting stock of Vision and which currently intends to maintain at least a majority interest in Vision in the future, will have the power to elect the entire Vision Board and to approve or disapprove any corporate actions submitted to vote of Vision's shareholders. There can be no assurance that these factors will not have a material adverse effect on Vision's results of operations, financial condition or business. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument" and "Security Ownership of Certain Beneficial Owners and Management."

     Absence of Dividends. Vision has never paid cash dividends on the Vision Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                   LISTING AND TRADING OF VISION COMMON STOCK

     Optek presently owns 100% of the outstanding shares of Vision Common Stock. No trading prices are available with respect to such shares. There can be no assurance as to the price at which Optek Common Stock or Vision Common Stock may be traded after the Distribution or whether their initial combined price will be higher or lower than the price of the Optek Common Stock prior to the Distribution. After the Distribution, approximately 4,845,000 shares of Vision Common Stock will be issued and outstanding. In addition, shortly following the Distribution Date, it is anticipated that Vision will grant (i) options covering
an aggregate of           shares of Vision Common Stock to employees of and
consultants to Vision pursuant to the Vision EIP and (ii) options covering shares of Vision Common Stock to each of its outside directors pursuant to individual stock option agreements. See "Management -- Planned Vision Stock Option Grants."

     The Vision Common Stock has been approved for listing on the AMEX under the symbol "VIZ." Based on the expected number of holders of Optek Common Stock of record as of the Record Date, Vision is expected to initially have approximately shareholders of record on the Distribution Date. The Transfer Agent and Registrar for the Vision Common Stock will be American Stock Transfer & Trust Company. There can be no assurance that an active trading market in Vision Common Stock will develop or, if a market does develop, at what prices Vision Common Stock will trade. See "Risk Factors -- Absence of Public Market; Possible Volatility of Stock Price; Possible Delisting."

     Although shares of Vision Common Stock will not trade on the AMEX on a "when-issued" basis, it is expected that a "when-issued" trading market in Vision Common Stock may develop prior to the Record Date. A "when-issued" trading market occurs when trading in shares begins prior to the time stock certificates are actually available or issued.

     Shares of Vision Common Stock distributed to Optek shareholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Vision under the Securities Act. Persons who may be deemed to be affiliates of Vision after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Vision, and will include: (a) the directors and executive officers of Vision and
(b) Thermo Instrument. All of the shares of Vision Common Stock held by affiliates of Vision may generally only be resold (i) in compliance with the applicable provisions of Rule 144 under the Securities Act, (ii) under an effective registration statement under the Securities Act or (iii) pursuant to an exemption from the registration requirements of the Securities Act.

     Under Rule 144, an affiliate is entitled to sell, within any three-month period, a number of shares of Vision Common Stock that does not exceed the greater of 1% of the then outstanding shares of Vision Common Stock
(approximately           shares immediately after the Distribution) or the
average weekly trading volume of the Vision Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

     In addition, Vision has agreed with the staff of the Securities and Exchange Commission (the "Commission") that the shares of Vision Common Stock distributed to Thermo Instrument in the Distribution will be "restricted securities" under Rule 144. As a result, Thermo Instrument will not be permitted to resell such shares pursuant to Rule 144 during the one-year period following the Distribution Date.

     Upon consummation of the Distribution, affiliates of Vision will hold
approximately           shares of Vision Common Stock and Thermo Instrument will
hold approximately           of these shares of Vision Common Stock. Following
the Distribution Date, Vision will file with the Commission a Registration
Statement on Form S-8 to register under the Securities Act the           shares
of Vision Common Stock which have been reserved for issuance pursuant to the Vision EIP and pursuant to individual stock option agreements with its outside directors. See "Management -- Planned Vision Stock Option Grants."

                                 CAPITALIZATION

     The following table sets forth the capitalization of Vision as of June 28, 1997.

                                                                      (IN THOUSANDS,
                                                                   EXCEPT SHARE AMOUNTS)
                                                                   ---------------------
Short-term Obligations:
  Note payable...................................................         $   843
  Capital lease obligation.......................................              22
                                                                          -------
                                                                          $   865
                                                                          =======
Long-term Obligations............................................         $ 3,947
                                                                          -------
Shareholder's Investment:
  Common stock, $.01 par value, 20,000,000 shares
     authorized; 4,845,000 shares issued and outstanding(1)(2)...              48
  Capital in excess of par value.................................          20,606
  Retained earnings..............................................           2,531
  Cumulative translation adjustment..............................              57
                                                                          -------
     Total Shareholder's Investment..............................          23,242
                                                                          -------
          Total Capitalization (Long-term Obligations
           and Shareholder's Investment).........................         $27,189
                                                                          =======

---------------
(1) Does not include           shares of Vision Common Stock reserved for
    issuance under Vision's stock-based compensation plans. See
    "Management -- Compensation of Directors," "-- Compensation of Executive Officers," and "-- Planned Vision Stock Option Grants."

(2) Reflects an increase in authorized shares and stock split in the form of a dividend effected in August 1997.

                         SELECTED FINANCIAL INFORMATION

     The selected financial information presented below as of and for the fiscal years ended December 30, 1995, and December 28, 1996, and for the fiscal year ended December 31, 1994, has been derived from Vision's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Information Statement. This information should be read in conjunction with Vision's Consolidated Financial Statements and related notes included elsewhere in this Information Statement. The selected financial information as of and for the fiscal years ended January 2, 1993, and January 1, 1994, as of December 31, 1994, and as of and for the six months ended June 29, 1996, and June 28, 1997, have not been audited but, in the opinion of Vision, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                                                                               SIX MONTHS ENDED(1)
                                            FISCAL YEAR(1)                     -------------------   PRO FORMA
                          --------------------------------------------------   JUNE 29,   JUNE 28,   COMBINED
                          1992(2)   1993(2)(3)   1994(2)    1995     1996(4)   1996(4)    1997(5)     1996(6)
                          -------   ----------   -------   -------   -------   --------   --------   ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues................. $  755      $2,397     $4,242    $6,026    $30,434    $14,168    $17,810    $33,940
                          ------      ------     ------    ------    -------    -------    -------    -------
Costs and Operating Ex-
  penses:
  Cost of revenues.......    378       1,494      3,011     3,482     17,066      8,043      9,962     19,628
  Selling, general and
     administrative
     expenses............    370         580        826     1,519      7,402      3,358      3,986      9,440
  Research and develop-
     ment expenses.......     76          84        144       743      3,499      1,568      1,867      4,041
                          ------      ------     ------    ------    -------    -------    -------    -------
                             824       2,158      3,981     5,744     27,967     12,969     15,815     33,109
                          ------      ------     ------    ------    -------    -------    -------    -------
Operating Income (Loss)..    (69)        239        261       282      2,467      1,199      1,995        831
Interest and Other Ex-
  pense, net.............     46         145         28        31         44         28        110         78
                          ------      ------     ------    ------    -------    -------    -------    -------
Income (Loss) Before Pro-
  vision for Income
  Taxes..................   (115)         94        233       251      2,423      1,171      1,885        753
Provision (Benefit) for
  Income Taxes...........    (44)         28         87       104      1,005        490        791        415
                          ------      ------     ------    ------    -------    -------    -------    -------
Net Income (Loss)........ $  (71)     $   66     $  146    $  147    $ 1,418    $   681    $ 1,094    $   338
                          ======      ======     ======    ======    =======    =======    =======    =======
Earnings (Loss) per
  Share(7)............... $ (.01)     $  .01     $  .03    $  .03    $   .29    $   .14    $   .23    $   .07
                          ======      ======     ======    ======    =======    =======    =======    =======
Weighted Average
  Shares(7)..............  4,845       4,845      4,845     4,845      4,845      4,845      4,845      4,845
                          ======      ======     ======    ======    =======    =======    =======    =======
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working Capital.......... $ (315)     $ (673)    $ (359)   $  570    $ 5,601    $ 8,291    $ 9,223
Total Assets.............    721       2,059      6,776     6,778     28,362     28,602     33,123
Long-term Obligations....     --          --         --        --         --         --      3,947
Shareholder's
  Investment.............    (61)        240      4,083     4,697     20,252     22,907     23,242

---------------
(1) All periods presented include the results of SMS.

(2) Includes a pro rata share of equity in the losses of CIDTEC through the date of the acquisition of its assets by Thermo Instrument in October 1994 and the consolidated results of CIDTEC since October 1994.

(3) Includes the results of Hilger since its acquisition by Thermo Instrument in July 1993.

(4) Includes the results of Oriel and Corion since their acquisition by Vision in February 1996.

(5) Includes the results of LSI since its acquisition by Vision in February
    1997.

(6) The pro forma combined statement of income data was derived from the pro forma combined condensed statements of income included elsewhere in this Information Statement. The pro forma combined statement of income data sets forth the results of operations for the 1996 fiscal year as if the acquisitions of Oriel and Corion had occurred on January 1, 1996.

(7) Pursuant to Commission requirements, earnings per share have been presented for all periods. Weighted average shares for such periods represent the 4,845,000 shares issued to Optek in connection with the initial capitalization of Vision.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Thermo Vision Corporation ("Vision") is a supplier of a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics. Vision sells photonics products in multiple markets across a number of industries for research, testing, sensing and manufacturing applications.

     Results for SMS are included in the accompanying financial statements for all periods. SMS manufactures low-cost optically-based components, instruments and accessories. Since its incorporation in November 1995 as a wholly owned subsidiary of Optek, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations. In February 1996, Vision acquired Oriel, a manufacturer and distributor of photonics instruments and components, for $11.8 million in cash and the assumption of $0.7 million in debt, and Corion, a manufacturer of commercial optical filters, for $5.1 million in cash. In February 1997, Vision acquired LSI, a manufacturer of gas lasers, for $3.6 million in cash. In July 1997, Vision acquired Centronic, a manufacturer of silicon photodiodes, for $3.8 million in cash. In addition, in August 1997, Vision acquired the crystal materials business of Hilger Analytical, a wholly owned subsidiary of Optek. Because Vision and Hilger were deemed for accounting purposes to be under control of their common owner, Thermo Instrument, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, all historical information presented includes the results of operations of Hilger since 1993, the year in which it was acquired by Thermo Instrument. From the time of Vision's incorporation in November 1995, the crystal materials business of Hilger Analytical has been under Vision's management.

     Approximately 5% of Vision's fiscal 1996 revenues originated outside the U.S. and approximately 31% of Vision's fiscal 1996 revenues were exports from the U.S. Revenues originating outside the U.S. represent revenues of Hilger. Hilger's operations are located in the United Kingdom and principally sell in the local currency. Exports from Vision's U.S. operations are denominated in U.S. dollars. Although Vision seeks to charge its customers in the same currency as its operating costs, Vision's financial performance and competitive position can be affected by currency exchange rate fluctuations.

RESULTS OF OPERATIONS

  Six Months Ended June 28, 1997 Compared With Six Months Ended June 29, 1996

     Revenues increased 26% to $17.8 million in the six months ended June 28, 1997, from $14.2 million in the six months ended June 29, 1996, due primarily to the inclusion of revenues for the full six-month period from Oriel and Corion, acquired in February 1996, and the inclusion of revenues from LSI, acquired in February 1997. These acquisitions added revenues of $3.4 million in 1997. Revenues from Vision's existing operations increased $0.2 million. Increased revenues at Hilger due to shipments under the Stanford Linear Accelerator contract commencing in the second quarter of 1996 were offset in part by an 8% decrease in revenues at SMS due to lower product demand.

     The gross profit margin increased slightly to 44% in the six months ended June 28, 1997, from 43% in the six months ended June 29, 1996, due primarily to improved margins at Corion resulting from manufacturing efficiencies and cost reductions.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 22% in the six months ended June 28, 1997, from 24% in the six months ended June 29, 1996, due primarily to increased revenues at Oriel. Research and development expenses increased to $1.9 million in the six months ended June 28, 1997, from $1.6 million in the six months ended June 29, 1996, due primarily to the inclusion of research and development expenses at LSI.

     Interest expense of $0.1 million in the six months ended June 28, 1997, primarily represents interest incurred on a $3.6 million promissory note issued to Optek for the purchase of LSI.

     The effective tax rate was 42% in the six months ended June 28, 1997, and June 29, 1996. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies and state income taxes.

  1996 Compared With 1995

     Revenues increased to $30.4 million in 1996 from $6.0 million in 1995, due primarily to the inclusion of $24.2 million of revenues from Oriel and Corion, acquired in February 1996. Revenues from Vision's existing operations increased $0.2 million, due primarily to the inclusion of a $0.5 million nonrecurring sale at CIDTEC, offset in part by decreased revenues at SMS due to lower demand.

     The gross profit margin increased to 44% in 1996 from 42% in 1995, due primarily to the inclusion of higher-margin revenues at Oriel, offset in part by the inclusion of lower-margin revenues at Corion.

     Selling, general, and administrative expenses as a percentage of revenues decreased to 24% in 1996 from 25% in 1995, due primarily to lower costs as a percentage of revenues at acquired businesses. Research and development expenses increased to $3.5 million in 1996 from $0.7 million in 1995, due primarily to the inclusion of $2.5 million of research and development expenses at acquired businesses.

     Interest expense in both periods represents interest incurred on short-term borrowings at Hilger.

     The effective tax rate was 41% in 1996 and 1995. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies in both years and state income taxes in 1996.

  1995 Compared With 1994

     Revenues increased 42% to $6.0 million in 1995 from $4.2 million in 1994, due primarily to the inclusion of $1.7 million of revenues for the full period from CIDTEC, acquired in October 1994.

     The gross profit margin increased to 42% in 1995 from 29% in 1994, due primarily to the inclusion of higher-margin revenues from CIDTEC for the full period.

     Selling, general, and administrative expenses as a percentage of revenues increased to 25% in 1995 from 19% in 1994, due primarily to increased costs at SMS for an advertising campaign completed in 1995. Research and development expenses increased to $0.7 million in 1995 from $0.1 million in 1994, due primarily to the inclusion of research and development expenses at CIDTEC.

     Interest expense in both periods represents interest incurred on short-term borrowings at Hilger.

     The effective tax rate increased to 41% in 1995 from 37% in 1994. The effective tax rates exceeded the statutory federal income tax rate due primarily to the impact of nondeductible amortization of cost in excess of net assets of acquired companies. The effective tax rate increased in 1995 due primarily to higher nondeductible amortization of cost in excess of net assets of acquired companies.

LIQUIDITY AND CAPITAL RESOURCES

     Consolidated working capital was $9.2 million at June 28, 1997, compared with $5.6 million at December 28, 1996. Included in working capital are cash and cash equivalents of $0.2 million at June 28, 1997, compared with $0.3 million at December 28, 1996. During the first six months of 1997, operating activities provided $1.7 million of cash. Cash provided by Vision's operating results was offset in part by the effect of a decrease in current liabilities, including accrued payroll and employee benefits.

     Investing activities used $4.4 million of cash during the first six months of 1997. In February 1997, Vision acquired LSI for $3.5 million in cash, net of cash acquired. In July 1997, Vision acquired Centronic for $3.8 million in cash. To finance the acquisition of Centronic, Vision borrowed $3.8 million from Thermo Electron pursuant to a promissory note due July 2000, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. In August 1997, Vision acquired the crystal materials business of Hilger Analytical in consideration for the assumption by Vision of $0.9 million of

Optek's existing obligation under a line of credit. Vision expended $0.9 million on purchases of property, plant, and equipment during the first six months of 1997 and plans to expend approximately $0.4 million on such purchases during the remainder of 1997. In addition, Oriel leases its facilities under an agreement expiring in early 1998 and is currently evaluating alternate locations to which it plans to relocate upon expiration of the lease. In connection with any move to a new facility, Vision expects to make certain additional expenditures for leasehold improvements.

     Vision's financing activities provided $2.6 million of cash during the first six months of 1997, due primarily to borrowings for acquisitions. In February 1997, Vision borrowed $3.6 million from Optek to fund the acquisition of LSI. In June 1997, Vision borrowed an additional $0.3 million from Optek to fund certain property additions relating to its acquisition of LSI. Vision issued promissory notes reflecting these borrowings to Optek payable in 2000 and bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     During 1996, operating activities provided $1.7 million of cash. Cash provided by Vision's operating results was limited in part by the use of $0.7 million in cash to fund an increase in accounts receivable, due primarily to a nonrecurring sale at CIDTEC.

     Investing activities used $16.9 million of cash during 1996. In February 1996, Vision acquired Oriel and Corion for $15.5 million in cash, net of cash acquired. Vision expended $1.5 million on purchases of property, plant, and equipment during 1996.

     Vision's financing activities provided $15.3 million of cash in 1996, primarily due to transfers from Optek to fund acquisitions, net of Vision's transfer of cash to Optek.

     Although Vision generally expects to have positive cash flow from its existing operations, Vision may require significant amounts of cash for any acquisition of complementary businesses. Vision expects that it will finance any such acquisitions through a combination of internal funds, additional debt or equity financing from capital markets, or short- or long-term borrowings from Thermo Instrument or Thermo Electron, although it has no agreement with these companies to ensure that funds will be available on acceptable terms or at all, except as described above. Vision believes its existing resources are sufficient to meet the capital requirements of its existing businesses for at least the next 24 months.

                                    BUSINESS

INTRODUCTION

     Thermo Vision Corporation ("Vision") is a supplier of a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics. Vision sells photonics products in multiple markets across a number of industries for research, testing, sensing and manufacturing applications. Vision's products range from optical filters used in blood glucose monitoring, to charge injection devices ("CIDs") used in optical spectroscopy, to specialty light sources used for quality assurance in semiconductor photolithography. Many of Vision's customers are manufacturers that incorporate Vision's products into medical and dental diagnostic instruments, analytical instruments, equipment for semiconductor manufacturing and x-ray screening devices.

     Photonics technologies involve the creation and manipulation of light and other forms of radiant or electromagnetic energy. Photonics technologies use light to detect, transmit, store, and process information as well as to capture and display images and to generate energy. Because photons are massless, travel at the speed of light and do not generate heat in travel, photonics technologies potentially offer many advantages over electronics technologies, including greater speed and miniaturization. Many familiar items use photonics technologies, including supermarket scanners, compact discs, laser printers and telecommunications, which extensively utilize fiber optic technology. Photonics technologies also play a central role in machine vision, semiconductor photolithography, electronic imaging and phototherapeutics.

     There are three key elements in Vision's business strategy. First, in order to expand the markets that it addresses, Vision creates new products and applications by building on its core photonics technologies. Second, Vision focuses its marketing efforts on reaching technical users of photonics products so that Vision's products will be incorporated into product prototypes, ultimately resulting in new supply relationships as the customers' products are commercialized. Vision uses product catalogues that provide detailed technical information in addition to product specifications and highlights, such as the well-known catalogues of Visions' Oriel subsidiary, to maintain visibility with customers on a cost-effective basis. Third, Vision continually monitors the photonics industry to identify businesses with complementary products and technologies as acquisition candidates. Since 1996, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations.

     Vision offers products in all six segments of the photonics market. Vision's principal product offerings in these segments are:

     - Optical Components -- Light sources, optical filters, optical crystals and precision mechanical positioning devices.

     - Imaging Sensors and Systems -- CID digital sensors and cameras.

     - Lasers -- Pulsed nitrogen and carbon dioxide ("CO(2)") lasers.

     - Optically-Based Instruments -- Modular spectrophotometers, mercury analyzers and fluorescence lifetime measurement instruments.

     - Optoelectronics -- Silicon photodiode detectors.

     - Fiber Optics -- Specialized fiber optic cables for remote sensing.

Vision develops and manufactures most of the products that it sells, although it also distributes photonics products manufactured by third parties.

INDUSTRY OVERVIEW

     Photonics involves the use of technologies to create, manipulate and measure light and other forms of radiant or electromagnetic energy, the basic unit of which is the photon. Photons are the smallest units of energy by which light is measured. Photons are massless and travel at the speed of light.

     Photonics is directed at the portion of the electromagnetic spectrum ranging from the ultraviolet through the infrared, including the relatively narrow visible portion between the ultraviolet and infrared. Many substances selectively emit or absorb energy at various wavelengths within this portion of the electromagnetic spectrum. Photonics extends into the x-ray region of the electromagnetic spectrum through the use of scintillators that convert x-rays into lower energy or longer wavelength photons.

     Photonics technologies use light to detect, transmit, store, and process information as well as to capture and display images and to generate energy. High-power applications of photonics technologies include welding, surgery and industrial metal cutting. Low-power applications include information processing and imaging. Applications in between include medical diagnostic and analytical instruments and semiconductor production. Because photons are massless, travel at the speed of light and do not generate heat in travel, photonics technologies potentially offer many advantages over electronic technologies, including greater speed and miniaturization.

     As a result of advances in photonics technologies stemming from U.S. government funding of programs involving photonics as well as advances in computer technologies, beginning in the mid 1980's a range of new commercial applications for photonics technologies have emerged. Many familiar items use photonics technologies, including supermarket scanners, compact discs, laser printers and telecommunications, which extensively utilize fiber optic technology. Photonics technologies also play a central role in laser surgery, machine vision, semiconductor photolithography, electronic imaging and phototherapeutics. Additional applications for photonics technologies are being developed at an increasing rate. In the commercial arena, the growth of the photonics industry has been in significant part a function of the performance of the industries that use photonics products, including the semiconductor and medical diagnostic instrument industries.

     The photonics industry is divided into six segments based on the applicable technologies. Vision offers products in each of these industry segments. These six segments are:

     - Optical Components. Optical components include light sources, filters, crystals, prisms, lenses, detectors and mechanical positioning devices. These components are used to create, manipulate and measure light in all optically-based systems. Primary applications for optical components include semiconductor production, medical and analytical instrument and telecommunications.

     - Imaging Sensors and Systems. Imaging sensors are photosensitive materials that absorb light and convert photons into electrical charge. An imaging system is photosensitive material that is electronically connected to a recording and/or display device. The use of these sensors and systems has grown rapidly following the introduction of low-cost digital sensors that provide real-time images.

     - Lasers. Lasers are instruments that produce a brilliant beam of highly monochromatic, coherent light. Lasers produce this light through excitation of a gas or solid state material. The commercial applications for lasers have grown as advances in electronic and laser technologies have enabled the production of smaller and less expensive lasers that provide light over a wide spectral range. Lasers are used in such products as CD-ROMs, surgical devices, telecommunications equipment and analytical instruments.

     - Optically-Based Instruments. Optically-based instruments are combinations of optical components and signal processors. These instruments are used primarily in analytical and medical diagnostic applications. They range from high-end flexible systems, such as elemental spectrometers, to low-cost modular instruments used primarily by university and government researchers.

     - Optoelectronics. Optoelectronics are devices that function as electrical-to-optical or optical-to-electrical converters. These devices respond to light, emit or modify optical energy or utilize optical energy for their internal operation. These devices have proliferated as a result of their low cost and small size. A well known example of an optoelectronic device is the LED (light emitting diode) which is used in a wide variety of applications, including consumer products (cellular phones and calculators) and automotive products (center brake lights).

     - Fiber Optics. Fiber optics are single or bundled fibers that reflect light internally down their length. Specialized fibers made of different materials have been developed to transmit light of particular wavelengths, such as quartz fibers for use with ultraviolet light. Fiber optics are primarily used to move light for telecommunications purposes. In addition, fiber optics enable remote sensing by bringing light from an instrument to a sample and routing the resulting signal to the detector. As a result, fiber optics frequently are used for incoming material inspection, process measurements, quality control of manufactured goods and testing in hostile environments and physiological systems.

STRATEGY

     Vision's goal is to become a leading supplier of products to the photonics market. There are three key elements in Vision's strategy to achieve this goal.

  Create New Products and Applications by Building on Core Photonics
Technologies.

     Vision is expanding into new markets by building on its core technologies to develop new products and applications. In order to reduce the development costs borne by Vision and to obtain rapid market penetration, Vision often seeks to undertake these development efforts on a collaborative basis with its customers. For example, under a supply arrangement with a customer, Vision has designed and developed a sensor based on Vision's CID technology for use in the customer's dental x-ray imaging system. In other customer-sponsored programs, Vision is developing a radiation hardened color CID camera for inspection of nuclear facilities and a CID camera for use in aiming x-rays with a high degree of precision at the cancerous area of a patient receiving radiation therapy.

     In 1996, building on its expertise in the design and manufacture of optical components for incorporation into optical instrument subassemblies and modular analytical instrument systems, Vision introduced its modular MIR 8000 spectrophotometer for physics research. While the MIR 8000 is a complete spectrophotometer that can be configured to meet individual customer needs, Vision also manufactures and sells all of the subsystems of this instrument individually.

  Market to Technical Users on a Cost-Effective Basis.

     Because of the technical sophistication of many purchasers of Vision's products and the low unit prices of many of these products, key aspects of Vision's marketing strategy are to provide prospective purchasers with technical information (in addition to product information) and to maintain visibility with its customer base while limiting expensive one-on-one contact primarily to larger OEM customers. Vision's Oriel Instruments Corporation subsidiary ("Oriel"), Corion division ("Corion") and Centronic division ("Centronic") pursue this strategy through the use of catalogues that provide both detailed technical information of interest to designers of systems that incorporate photonics products and components and product specifications and highlights. Over the years, Oriel's informative series of photonics product catalogues have become a staple on engineers' and scientists' bookshelves. Vision plans to leverage these well-established distribution channels by adding products of companies acquired by Vision to the catalogues. Vision makes its catalogues widely available so that designers will incorporate Vision's products into prototypes, ultimately resulting in new supply relationships as the products are commercialized.

     All seven Vision subsidiaries and divisions use Websites to reach Vision's large and technically sophisticated customer base. A number of Vision's Websites include virtual catalogues that are easy to update and can be directly downloaded by a potential customer. The academic and international segments of Vision's customer base frequently access this source of information about Vision's products. Vision plans to produce certain of its catalogues on CD-ROMs in order to further reduce marketing costs.

  Acquire Businesses with Complementary Products and Technologies.

     Vision plans to combine internal growth with the acquisition of businesses with complementary products and technologies in all six segments of the photonics industry. The photonics industry is highly fragmented, with numerous competitors within each of the six segments. Vision believes it is often more cost effective to target an attractive market segment through the acquisition of established, smaller, focused providers that enjoy favorable reputations and have developed technological expertise than to enter the segment through internal product development. Since 1996, Vision has acquired four businesses from unrelated third parties that currently comprise the bulk of its operations.

     Consistent with the approach of Thermo Electron Corporation and its subsidiaries which, since January 1, 1992, have acquired over 90 businesses, of which over 30 were acquired by Thermo Instrument Systems Inc. and its subsidiaries, Vision seeks to strengthen each business that it acquires, while at the same time providing the acquired business with flexibility in determining how to achieve the goals set by Vision. Vision seeks to reduce the overhead of acquired businesses through centralization of legal, financial and employee benefit services and to realize cost savings through economies of scale in areas such as advertising and trade show participation. Vision believes that this approach has played an important role in enabling Vision to improve the financial performance of the companies it has acquired. Moreover, Vision believes that businesses that it acquires may be able to enhance their market penetration through access to Vision's distribution channels, such as the Oriel catalogues, and may benefit from product development or marketing collaborations with Vision's existing businesses.

PRODUCTS

     Vision's products consist of optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics and fiber optics. Vision manufactures most of the products that it sells, although it also distributes products manufactured by third parties.

  Optical Components

     Vision offers a broad line of optical components, including light sources, filters, crystals, mirrors, prisms, lenses and precision mechanical positioning devices. These optical components are used to create and manipulate light. They are manufactured for use in much of the electromagnetic spectrum, including x-ray, ultraviolet, visible and infrared. Vision designs its optical components both for specific applications and for use in modular systems.

     The primary optical components offered by Vision are:

     Light Sources. Vision's Oriel subsidiary designs, manufactures and markets a broad range of continuous and pulsed light sources, including laboratory light sources and specialty light sources for solar simulation and photolithography. Vision's light sources produce light at a variety of energy levels across the portion of the electromagnetic spectrum ranging from the ultraviolet through the infrared. Vision also sells light source accessories that complement its light source product line, including shutters, fiber optics, relay optics and safety equipment.

     Vision's laboratory light source products include lamps, lamp housings and power supplies. Vision offers a variety of lamps, including xenon, mercury and quartz halogen. Vision's broad range of laboratory light source products permits researchers and engineers to select a light source that provides the most appropriate wattage and wavelength for a specific application. The primary customers for Vision's laboratory light sources and accessories are manufacturers of analytical instruments, semiconductor manufacturers, optical equipment designers and university and government researchers. Vision's laboratory light sources range in price from approximately $150 to $7,500.

     Vision's solar simulators are specially filtered arc sources that duplicate all or part of the solar spectrum. Solar simulators are used to test the efficacy of sunscreen products and photoinduced side effects of pharmaceuticals, particularly new photoactivated drugs for the treatment of tumors. Scientists also use Vision's solar simulators to test solar cells and to study the impact of increased ultraviolet exposure on the biosystem, an area of growing interest as a result of the damage that has occurred in the ozone layer. Semiconductor manufacturers use Vision's deep ultraviolet photolithography light sources as part of the etching process in the development and production of semiconductors. Vision's solar simulator and photolithography light sources range in price from approximately $8,000 to $100,000.

     In 1996, Vision's Oriel subsidiary introduced a new instrument called Accudose for use as a quality assurance tool in semiconductor photolithography. This instrument is based on a deep ultraviolet light source and is used to test the exact energy dose for the proper exposure of photoresist, an expensive chemical used in etching semiconductor chips. Vision believes that Accudose provides semiconductor manufacturers with significant savings in product waste and machine time and that demand for the product will increase as the semiconductor industry continues to move to smaller line widths. The price of Accudose is approximately $65,000.

     Optical Filters. Vision designs, manufactures and markets most of its optical filters through its Corion division. Vision manufactures its optical filters by precisely coating up to 100 layers of specified materials onto a glass substrate and then carefully cutting the resulting plate into pieces. Optical filters provide a low-cost method of screening all but a particular wavelength of light. They also can be used to control and enhance light by altering the transmission, reflection and absorption of light's various wavelengths to achieve a desired effect, such as wavelength selection, antireflection, antiglare or electromagnetic shielding. Optical filters are often used together with a light source, a detector, mirrors, lenses and prisms in an optical system. The primary customers for Vision's optical filters are manufacturers of medical diagnostic and analytical instruments. For example, Vision's optical filters are used to isolate a particular wavelength of light in medical instruments that detect and measure various substances, such as glucose, DNA, proteins, cholesterol and steroids, in blood and other bodily fluids. Vision's filters are also used in agricultural applications such as sorting fruit and grading rice. Vision's optical filter products range in price from approximately $8 to $4,000.

     Optical Crystals. Vision's Hilger Crystals Limited ("Hilger") subsidiary manufactures and markets optical crystals. Vision manufactures its crystal products through a process in which various types of salts are melted in a furnace and then drawn and formed onto a seed crystal. Vision's crystals are used primarily for scintillation (converting x-rays into photons that can be detected and monitored by optical detectors) and infrared optical applications (beam splitting). Manufacturers of x-ray baggage screening equipment are the principal customers for Vision's crystals. Other customers include university and government researchers. Vision recently began producing scintillator crystals for the upgraded detector to be installed at the Stanford Linear Accelerator ("SLAC"), a government-sponsored high-energy physics project. This two-year contract commenced in 1996 and provides for payments of over $2,000,000, of which approximately $260,000 had been received by Vision through June 28, 1997. The crystals being supplied to SLAC involve complex geometries and are significantly longer than crystals normally produced by Vision. Vision's crystals range in price from approximately $100 to $1,500.

     Precision Mechanical Positioning Devices. Vision markets various devices for precision placement of optical components, including optical tables and benches and related accessories, optical mounts, holders and positioners. These devices are used to stabilize, hold and position various optical components, including mirrors, prisms, polarizers, filters, lenses, sources, detectors and sample holders. Vision sells its precision mechanical positioning devices to individual researchers and increasingly to manufacturers of instruments used in x-ray crystallography for pharmaceutical research and of equipment used in semiconductor manufacturing. Vision's precision mechanical positioning devices range in price from $10 to $2,000.

  Imaging Sensors and Systems

     Vision's CID Technologies Inc. ("CIDTEC") subsidiary designs, assembles and markets image sensors and complete video camera systems based on its proprietary CID technology. Vision's CID sensor is a silicon wafer that is processed into a semiconductor device comprised of an array of light sensing elements known as pixels. When a CID image sensor is exposed to light, each pixel absorbs photons and converts them into an electrical charge. These charges in the pixels comprise an image which is then processed into a computer readable format. Vision's CID sensors are sensitive to the full range of the visible light spectrum and into the shorter wavelengths of the ultraviolet and x-ray regions. Vision's sensors can be designed to have very high dynamic range at low light levels, which makes them attractive in demanding spectroscopy and astronomy applications. Vision offers a number of proprietary sensors based on its own designs and also customizes sensors to particular customer specifications. Vision's CID camera systems are comprised of three main components: a CID image sensor, video processing electronics and a lens. The camera's output is a digital electronic signal that is fed into a computer for image processing applications.

     Vision believes that its CID sensor has several advantages in comparison with other semiconductor image detectors, particularly charge coupled devices ("CCDs"). In contrast with CCD sensors, CID sensors are capable of randomly addressing individual pixels, which improves the speed and quality of imaging. In low-light applications, such as the detection of trace levels of an element by an optical spectrometer, Vision's CID technology permits pixels to be queried repeatedly and non-destructively to determine whether sufficient light has been collected to produce the requisite information. In contrast, when a pixel is read in a CCD sensor, the charge is destroyed and the CCD sensor must reacquire charge before it is read again. Moreover, CID sensors potentially have higher silicon manufacturing yields than comparably sized CCD sensors because CIDs have simpler pixel structures and because single pixel defects occurring in CIDs do not adversely affect the entire row of pixels in which the defective pixel is located. As a result, Vision believes that it may be possible to produce CID sensors at a lower cost than CCD sensors in manufacturing runs of a comparable scale. CID sensors also have superior resistance to radiation than CCD sensors, which is an advantage in environments such as nuclear power plants and space satellites. Finally CID sensors have greater sensitivity to ultraviolet light than CCDs.

     Thermo Optek Corporation ("Optek") has used Vision's CID products in Optek's optical spectrometers since 1992. Vision and Optek are parties to a Supply Agreement (the "CID Supply Agreement") to be effective as of the Distribution Date pursuant to which Vision has agreed to supply Optek with, and Optek has agreed to purchase from Vision, all of Optek's requirements for CID sensors for use in Optek's optical spectrometers. Under the CID Supply Agreement, Vision is not permitted to sell CID sensors to any other manufacturer of optical spectrometers. The CID Supply Agreement expires in 2007. Vision's CID products also are used as the "eyes" in certain machine vision (robotics) applications in industries such as automobile manufacturing and meat packaging. Vision's CID sensors range in price from approximately $1,250 to $6,000 and its CID cameras range in price from approximately $2,500 to $35,000.

     Vision recently extended its CID technology to a new application by developing a CID sensor for use in a dental x-ray imaging system. Vision developed this sensor pursuant to a supply arrangement with a customer. Vision expects to begin shipment of its CID sensor to this customer in the fourth quarter of 1997, subject to receipt by the customer of FDA marketing approval. The customer's dental x-ray imaging system is designed to replace conventional dental x-ray film by providing a real-time x-ray video image of a patient's teeth. Vision believes that the customer's system will permit faster diagnosis, reduce patient x-ray exposure and eliminate the need for x-ray supply storage and disposal of chemicals used in x-ray film processing.

     Vision believes its CID technology will be applicable in several new contexts that offer significant market potential. For example, the semiconductor industry is developing integrated circuits with increasing circuit density and smaller features. Machine vision systems used for inspection and process control in the production of these types of circuits are moving to increasingly shorter wavelengths (i.e., deeper into the ultraviolet) to "see" these very small features. Vision's CID technology is well suited for this application because it provides greater ultraviolet light sensitivity than competing technologies. In addition, because CID sensors allow random access to individual pixels and small subarrays of pixels within the full frame, Vision's CID sensors are particularly useful in astronomy applications and may have application in communications lasers, security systems and teleconferencing equipment. For example, because CID sensors can scan an entire room and quickly switch to reading only a certain area of pixels that include the subject of interest, use of CID sensors in teleconferencing applications might eliminate the need for mechanical camera movement. Because CID technology offers greater radiation resistance than competing technologies, CID based products also may be desirable for use in the harsh conditions above the earth's atmosphere.

     Vision contracts with third parties for the fabrication of the silicon wafers used in Vision's CID sensors. These manufacturers follow Vision's proprietary designs and specifications. Upon receipt of the silicon wafers from the manufacturer, Vision probes the wafers for quality control and assurance purposes, transfers the wafers to a clean room where they are cut into individual devices, packages the devices with a ceramic backing and wire bonds them.

  Lasers

     Vision's Laser Science, Inc. ("LSI") and Oriel subsidiaries design, manufacture and market pulsed gas lasers. Vision's lasers are comprised of a plasma cartridge where gas is ionized, resonating mirrors and a power supply. Vision's laser product line consists of pulsed nitrogen lasers, nitrogen laser accessories and pulsed CO(2) lasers. Pulsed lasers are preferable to continuous lasers in measurement applications because the break in the laser beam provides discrete time segments in which to perform measurements.

     Nitrogen Lasers. Vision's pulsed nitrogen lasers use electrical energy to excite nitrogen gas in order to produce ultraviolet light. The primary customers for these lasers are manufacturers of matrix-assisted-laser-desorption-ionization time-of-flight ("MALDI-TOF") mass spectrometers. Vision's nitrogen lasers are employed as the ionizing source in these MALDI-TOF spectrometers. MALDI-TOF spectrometers are used principally for biotechnology research in academia, government and the pharmaceutical industry. MALDI-TOF spectrometers determine the molecular weights of proteins, peptides and other complex biomolecules by measuring the time required for an ionized molecule of the substance to reach a detector. The measurement of time is converted into a measurement of mass. Vision is the leading supplier of pulsed nitrogen lasers for use in MALDI-TOF spectrometers. Vision also sells its pulsed nitrogen lasers for incorporation into instruments employed in homogeneous time-resolved fluorescence, a new technology used in high-throughput drug screening and clinical diagnostic applications. Vision's nitrogen lasers range in price from approximately $4,500 to $5,500.

     Nitrogen Laser Accessories. Vision offers a line of optional accessories to complement its pulsed nitrogen lasers. Vision believes that its expertise in combining these accessories with its pulsed nitrogen lasers to configure laser systems for specialized experiments is of particular value to the research community. Among the most popular of these accessories are tunable dye modules that can be used together with a Vision pulsed nitrogen laser to produce laser light that is tunable over a range of visible wavelengths. Vision also offers microscope adapters that couple Vision's pulsed nitrogen laser systems to a variety of commercially available microscopes for experiments at the cellular level or smaller. Laser systems including accessories typically range in price from approximately $9,200 to $19,000.

     Pulsed CO(2) Lasers. Vision's LSI subsidiary designs, manufactures and markets pulsed CO(2) lasers. LSI developed considerable expertise in the field of CO(2) lasers as a result of work performed by it for the U.S. government in the 1980's and early 1990's. Vision's primary pulsed CO(2) laser product offering is a compact sealed laser that provides an infrared light source that broadens the variety of large molecules that can be studied with MALDI-TOF spectrometers. This laser is priced at approximately $7,500.

  Optically-Based Instruments

     Vision designs, manufactures, and markets a variety of optically-based instruments that perform measurement and analysis functions. Vision focuses on the development of low-cost analyzers that are appropriate for distribution through product catalogues, Websites and other indirect distribution channels. These products use standard photonics components as building blocks that are designed to work together in multiple configurations and to be easily modified to accommodate changing end-user requirements.

     Vision's principal optically-based instrument products are:

     MIR 8000. Vision's MIR 8000 is a modular spectrophotometer. Vision designed the MIR 8000 for the physics research market. Uses of the MIR 8000 include evaluating the performance of laser diodes, detectors and other optical components. The MIR 8000 is comprised of subsystems so that it can be modified to meet the requirements of each user. The subsystems of the MIR 8000 include: a source chamber or a chamber for light emitting samples; a scanner or interferometer chamber containing a beamsplitter and fixed and moving mirrors; a detector chamber; a data acquisition system; and software modules for physics applications such as mathematical modeling. The sources, scanners, detectors, and software modules may be interchanged as experimental needs evolve. Vision believes that the modular nature of the MIR 8000 is particularly appealing to university, government and photonics industry researchers who require economical and highly flexible research tools. The MIR 8000 ranges in price from approximately $16,400 to $21,000.

     QS1E Mercury Analyzer. Vision's QS1E mercury analyzer is an instrument for detecting the presence and level of mercury in water and bodily fluids. Water monitoring authorities and environmental laboratories use the QS1E to test both drinking water and wastewater for compliance with government regulations governing permissible levels of mercury. Other users include medical laboratories, which test bodily fluids to determine exposure to mercury, and researchers, who use the QS1E to examine foods and other biomatter to trace mercury in the environment. The QS1E mercury analyzer sells for approximately $15,000.

     LifeSense. In 1997, Vision introduced its LifeSense low-cost fluorescence lifetime sensor for the biological research market. LifeSense excites a sample with a specific wavelength of light and measures the lifetime of the resulting fluorescence in order to identify particular substances contained in the sample. Vision's LifeSense instrument is operated from a personal computer and consists of interchangeable modulated light sources, including infrared diode lasers or blue or green light-emitting diodes, a sample compartment and a photodetector. Vision's LifeSense is used primarily in medical, pharmaceutical, and other bioresearch applications, including detection and identification of biological molecules in high-performance liquid chromatography and capillary electrophoresis. LifeSense can use fiber optics for remote sensing in bioprocess and process control applications. The price of Vision's LifeSense instrument is approximately $20,000.

     Accessories. Through Thermo Vision Colorado, Vision offers a number of accessories related to its optically-based instruments, including autosamplers that automatically insert a substance, tissue or other sample into an analytical instrument for testing or monitoring. Vision's autosamplers range in price from approximately $2,000 to $5,000.

  Optoelectronics

     Through its Centronic division, Vision designs, assembles and markets silicon photodiode detectors for ultraviolet, visible and near-infrared applications. Silicon photodiodes are light-sensing elements constructed from silicon wafers similar to those used in the manufacture of integrated circuits. These devices differ from CID and CCD devices in that photodiodes are single light sensors, while CID and CCD devices are an array of light sensors.

     Vision customizes its photodiodes for specific applications by incorporating particular materials into windows or filters placed in front of the photodiodes. For example, because ordinary glass absorbs ultraviolet wavelengths, Vision places a fused silica or ultraviolet transmitting window over its photodiodes for ultraviolet detection applications. Another type of filter used by Vision modifies the normal silicon response to approximate the spectral response of the human eye. In order to sense x-rays, Vision coats the photodiode with scintillation crystals that convert x-ray radiation to longer wavelength radiation that can be detected by a silicon photodiode sensor. To enhance a device's response at a desired wavelength, Vision applies an antireflection coating directly to the silicon in some cases.

     The primary customers for Vision's silicon photodiode detectors are manufacturers of medical diagnostic and analytical instruments. In these instruments, the Vision photodiode detectors are used to sense or measure the light emitted by or passing through a sample. End-users employ these instruments in applications such as blood oximetry (noninvasive monitoring of blood oxygen saturation) and determination of various substances in bodily fluids. Vision also offers photodiodes for use in a variety of space applications, such as in NASA's sun trackers that are used to orient and stabilize satellites in orbit and in the smoke sensors that have been approved for use in space station Alpha. Other applications include monitoring ultraviolet sources in drinking water purifiers that use ultraviolet radiation to kill impurities, computer security code readers in financial institutions, magic eye door openers, stamp detectors for the U.S. Post Office and flame detectors in gas furnaces. Vision's silicon photodiode detectors range in price from approximately $0.10 to $2,000.

     As with its CID sensors, Vision contracts with third parties for the fabrication, in accordance with Vision's designs and specifications, of the silicon wafers used in its photodiode sensors and itself performs quality control and assurance and product assembly.

  Fiber Optics

     Vision's Oriel subsidiary offers a line of specialty fiber optic cables for the transmission of different wavelengths of light. Certain of these cables are bifurcated to permit two-way transmittal of light or are bundled for special applications. Most of the specialty fiber optic cable that Vision sells is used for remote sensing applications. Vision's fiber optics products range in price from approximately $30 per meter to $1,600 per meter.

RESEARCH AND DEVELOPMENT

     Vision maintains active programs for the development of new technologies and the enhancement of its existing products. In addition, Vision seeks to develop new applications for its products and technologies. Vision incurred research and development expenses of $144,000, $743,000 and $3,499,000 in 1994, 1995 and 1996, respectively. In addition, Vision received $28,000, $490,000 and $532,000 as reimbursement of customer-sponsored research and development expenses in 1994, 1995 and 1996, respectively. Vision's principal research and development projects in 1996 were directed at the development of its CID sensor for use in a dental imaging system and the MIR 8000 modular spectrophotometer and extending the life of its optical filter products by increasing humidity resistance.

     The current focus of Vision's research and development efforts include developing a filter to isolate a particular ultraviolet wavelength from a mercury lamp for use in semiconductor photolithography, continuing work on extending the life of its optical filters through increased humidity resistance and improving the performance and reliability of its pulsed CO(2) laser products.

     Vision is seeking to leverage its CID technology by developing a radiation hardened color CID camera for use in the inspection of nuclear power plants. A customer is funding a portion of the costs of this project in exchange for distribution rights in a specified territory. Vision believes that there may be significant applications for color CID cameras in markets outside of nuclear inspection. Because of the resistance of CID sensors to radiation, Vision also is developing in collaboration with a medical instrument manufacturer a CID camera for use in aiming x-rays with a high degree of precision at the cancerous area of a patient receiving radiation therapy.

SALES AND MARKETING; BACKLOG

     Vision markets its products both in the U.S. and internationally by means of technical catalogues and through the dealer and distributor networks of its subsidiaries and divisions. Vision sells directly to larger OEM buyers through the direct sales forces of its subsidiaries and divisions. Vision holds a minority equity interest in LOT-Oriel Holding GmbH ("LOT-Oriel"), a large European distributor of photonics products. A representative of Vision serves as a member of LOT-Oriel's Board of Directors. Vision believes that its relationship with LOT-Oriel enhances Vision's visibility in and access to the European photonics market. In fiscal 1994, 1995 and 1996, international sales comprised approximately 40%, 31% and 37% respectively, of Vision's total product sales.

     Vision's Oriel, Corion and Centronic businesses produce catalogues used by Vision in marketing and selling its photonics products. These catalogues provide both detailed technical information of interest to designers of systems that incorporate photonics products and components along with product specifications and highlights. Over the years, Oriel's informative series of photonics product catalogues have become a staple on engineers' and scientists' bookshelves. Oriel mails its catalogues without charge to more than 85,000 potential customers worldwide. Vision makes its catalogues widely available so that designers will incorporate Vision's products into product prototypes, ultimately resulting in new supply relationships as the products are commercialized.

     All seven Vision subsidiaries and divisions use Websites to reach Vision's large and technically sophisticated customer base. A number of Vision's Websites include catalogues that are easy to update and can be directly downloaded by a potential customer. Vision plans to produce certain catalogues on CD-ROMs in order to further reduce marketing costs.

     Vision's backlog was $10.0 million as of June 28, 1997, compared with $8.6 million as of June 29, 1996. Vision includes in its backlog only orders confirmed with a purchase order for products scheduled to be shipped within one year.

MANUFACTURING AND RAW MATERIALS

     Vision designs and manufacturers most of its products internally. Vision's manufacturing processes are diverse and range from the purchase of raw materials and the performance of significant processing in the case of the production of filters by Corion and optical crystals by Hilger, to outsourcing manufacture of primary components to third parties in the case of the production of CID sensors by CIDTEC and photodiodes by Centronic, to assembly and test of purchased components in the case of optical sources by Oriel, lasers by LSI and autosamplers by Thermo Vision Colorado. Vision believes that its in-house manufacturing and assembly capabilities allow it to achieve highly competitive delivery times and significantly reduces its time to introduce new products to market.

     Vision purchases the silicon wafers used in its CID sensors and silicon photodiodes from third-party manufacturers that produce the wafers in accordance with Vision's designs and specifications. Vision currently purchases CID wafers from a single supplier, although it is exploring alternative sources of supply and believes that a number of other qualified wafer fabricators are available. Vision believes that outsourcing the production of these wafers enables it to avoid the technological risks and significant capital costs associated with maintaining its own fabrication lines.

INTELLECTUAL PROPERTY

     Vision's success depends in part on the strength and protection of its proprietary methodologies and designs and other proprietary intellectual rights. Vision believes that its manufacturing know-how, particularly with respect to its optical filters and crystals, provide it with a competitive advantage. Vision relies upon a combination of patent, trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect its proprietary rights. Vision seeks to limit access to and distribution of its proprietary information. There can be no assurance that the steps taken by Vision in this regard will be adequate to deter misappropriation of its proprietary information, that Vision will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that competitors will not be able to develop similar technology independently.

     Vision currently holds five issued U.S. patents expiring at various dates ranging from 1999 to 2012. Vision also has six applications pending for additional U.S. patents and a number of foreign counterparts for its patents in various foreign countries. Vision also has certain registered and other trademarks. In addition, Vision has entered into license agreements with other companies pursuant to which it grants or receives the rights to certain technology, know-how or patents. See "Risk Factors -- Risks Associated with Protection, Defense and Use of Intellectual Property."

COMPETITION

     The photonics industry is highly competitive. Vision competes with a number of companies, many of which have substantially greater financial, marketing and other resources than Vision. Vision's principal competitors include Melles-Griot, Inc., Optical Coating Laboratory, Inc., Newport Corporation, Coherent, Inc., Corning OCA Corporation, Bicron Business Unit of Saint-Gobain Industrial Ceramics, Inc. and UDT Sensors, Inc. Vision competes primarily in each of the photonics market segments on the basis of product features, performance, reliability and price. Although Vision believes that its products currently compete favorably with respect to such factors, there can be no assurance that Vision can maintain its competitive position against current and potential competitors, especially those with greater financial, manufacturing, market, technical and other competitive resources. Competition could increase if new companies enter the market or if existing competitors expand their product lines. See "Risk Factors -- Risks Associated with Technological Change, Obsolescence and the Development and Acceptance of New Products" and "-- Intense Competition."

FACILITIES

     Vision's various businesses are operated from separate facilities, as set forth in the table below. All of these facilities are used for manufacturing, research and development, sales and marketing and administration purposes.

                                             APPROXIMATE
                     LOCATION                SQUARE FEET   OWNED/LEASED    LEASE EXPIRATION
                     --------                -----------   ------------    ----------------
        Franklin, MA.......................     40,400        Leased             2006
        Grand Junction, CO.................      3,600         Owned              --
        Stratford, CT......................     50,000        Leased             1998
        Margate, England...................     15,000        Leased             2002
        Liverpool, NY......................     11,000        Leased             2006
        Newbury Park, CA...................     18,400        Leased             1999

PERSONNEL

     As of June 28, 1997, Vision had a total of 217 employees. In July 1997, Vision acquired Centronic which had an additional 25 employees. Of these 242 total employees, 44 are engaged in research and development, 35 in sales and marketing, 130 in manufacturing and 33 in general administrative functions. To date, Vision has been able to attract and retain the personnel required by its business, but there can be no assurance that additional skilled personnel necessary to successfully expand Vision's business and operations can be recruited and retained. None of Vision's employees is subject to a collective bargaining agreement, other than six employees of Hilger. Vision believes that its relationships with employees are good.

LEGAL PROCEEDINGS

     Vision is not a party to any litigation that it believes could have a material adverse effect on Vision or its results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information about the current executive officers and directors of Vision:

    NAME                                AGE            POSITION
    ----                                ---            --------
    Kristine S. Langdon...............  38    President, Chief Executive Officer
                                              and Director
    John N. Hatsopoulos...............  63    Vice President, Chief Financial
                                              Officer and Director
    Allen J. Smith....................  49    Vice President
    Paul F. Kelleher..................  55    Chief Accounting Officer
    Earl R. Lewis.....................  53    Chairman of the Board and Director
    Arvin H. Smith....................  68    Director

     Kristine S. Langdon has been President, Chief Executive Officer and a director of Vision since its inception in November 1995. She served as President of Thermo Jarrell Ash Corporation, a subsidiary of Optek that manufactures elemental spectrometers, from January 1996 until October 1996 and has served as Vice President of Optek since its inception in August 1995. Ms. Langdon was Special Assistant to the Presidents of Thermo Electron and Thermo Instrument from August 1991 to April 1994 and Director of Business Development of Thermo Jarrell Ash Corporation from April 1994 until being named President and Chief Executive Officer of Vision. From 1987 to 1991, Ms. Langdon was employed by McKinsey & Co., a management consulting firm, most recently as an engagement manager.

     John N. Hatsopoulos has been Vice President, Chief Financial Officer and a director of Vision since August 1997. Mr. Hatsopoulos has been Vice President, Chief Financial Officer and a director of Optek since its inception in August 1995. Mr. Hatsopoulos has been a Vice President and Chief Financial Officer of Thermo Instrument since 1988. Mr. Hatsopoulos has been President of Thermo Electron since January 1997, Chief Financial Officer of Thermo Electron since 1988 and was an Executive Vice President of Thermo Electron from 1986 until January 1997. He is also a director of Thermo Instrument, LOIS/USA Inc., Metrika Systems Corporation, Thermedics Detection Inc., Thermedics Inc, Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo Power Corporation, Thermo TerraTech Inc. and ThermoTrex Corporation.

     Allen J. Smith has been Vice President of Vision since August 1997 and Chairman of Vision's Oriel subsidiary since October 1994. Mr. Smith served Oriel in various capacities, including Executive Vice President, Vice President, general manager and sales and marketing manager from February 1970 to October 1994.

     Paul F. Kelleher has been Chief Accounting Officer of Vision since its inception in November 1995. Mr. Kelleher has been the Chief Accounting Officer of Optek since its inception in August 1995 and of Thermo Instrument since its inception in 1986. Mr. Kelleher has been Senior Vice President, Finance and Administration of Thermo Electron since June 1997 and served as its Vice President, Finance from 1987 to 1997 and as its Controller from 1982 to January 1996. He is also a director of ThermoLase Corporation.

     Earl R. Lewis has been a director of Vision since its inception in November 1995. Mr. Lewis has been Chief Executive Officer and a director of Optek since its inception in August 1995 and Chairman of the Board of Optek since April 1997. He also served as Optek's President from August 1995 to April 1997. Mr. Lewis served as President of Thermo Jarrell Ash Corporation through December 1995, and for more than five years prior to that date. Mr. Lewis has been President and Chief Operating Officer of Thermo Instrument since March 1997 and January 1996, respectively, was an Executive Vice President of Thermo Instrument from January 1996 to March 1997 and was a Vice President of Thermo Instrument from 1990 through 1995. Mr. Lewis has been Vice President of Thermo Electron since September 1996. Mr. Lewis is also a director of Metrika Systems Corporation, Thermo BioAnalysis Corporation, ThermoQuest Corporation and ThermoSpectra Corporation.

     Arvin H. Smith has been a director of Vision since its inception in November 1995. Mr. Smith has been a director of Optek since its inception in August 1995. Mr. Smith has been the Chairman of the Board and Chief Executive Officer of Thermo Instrument since March 1997 and 1986, respectively, has been a director of Thermo Instrument since 1986 and was President of Thermo Instrument from 1986 to March 1997. Mr. Smith has been an Executive Vice President of Thermo Electron since 1991 and a Senior Vice President of Thermo Electron from 1986 to 1991. Mr. Smith is also a director of Metrika Systems Corporation, Thermo BioAnalysis Corporation, Thermo Power Corporation, ThermoQuest Corporation and ThermoSpectra Corporation.

BOARD COMMITTEES

     Prior to the Distribution Date, it is anticipated that the Vision Board will establish an Audit Committee and a Human Resources Committee composed exclusively of outside directors. The Audit Committee will review the scope of audits with Vision's independent public accountants and will meet with them for the purpose of reviewing the results of such audits subsequent to their completion. The Human Resources Committee will review the performance of senior members of management, recommend executive compensation and administer Vision's stock option and other stock-based compensation plans. It is currently anticipated that Vision will not establish a nominating committee of the Vision Board.

COMPENSATION OF DIRECTORS

     It is anticipated that all directors who are not employees of Vision, Thermo Electron or another company affiliated with Thermo Electron ("outside directors") will receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Vision Board, and $500 per day for participating in meetings of the Vision Board held by means of conference telephone and for participating in certain meetings of committees of the Vision Board. Payment of directors fees is expected to be made quarterly. Ms. Langdon and Messrs. Hatsopoulos, Lewis and Arvin H. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from Vision for their services as directors. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board or committee meetings.

     Directors Deferred Compensation Plan. Under Vision's Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of Vision that is not approved by the Vision Board, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Vision Board, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Vision Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron or (b) the failure of the persons serving on the Vision Board immediately prior to any contested election of directors or any exchange offer or tender offer for the Vision Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the Vision Board at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Vision Common Stock. When payable, amounts deferred may be disbursed solely in shares of Vision Common Stock accumulated under the Deferred Compensation Plan. Vision has reserved 25,000 shares of Vision Common Stock under this plan. The Deferred Compensation Plan will not become effective until the Distribution Date. No units have been accumulated under this plan.

STOCK OWNERSHIP POLICY FOR DIRECTORS

     Prior to the Distribution Date, Vision intends to establish a stock holding policy for directors. The stock holding policy will require each director to hold a minimum of 1,000 shares of Vision Common Stock. Directors will be requested to achieve this ownership level by the 1999 Annual Meeting of Shareholders of Vision. Directors who are also executive officers of Vision will be required to comply with a separate stock holding policy that will be adopted for executive officers. See "Certain Transactions -- Relationship with Thermo Electron and Thermo Instrument -- Stock Holding Policy and Assistance Plan."

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation for services to Vision in all capacities awarded to, earned by or paid to Vision's Chief Executive Officer and other most highly compensated executive officer for the fiscal year ended December 28, 1996 and, in the case of the Chief Executive Officer only, for the fiscal year ended December 30, 1995. No other executive officer of Vision who held office at the end of fiscal 1996 met the definition of "highly compensated" within the meaning of the Commission's executive compensation disclosure rules for this period.

     Vision is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of Vision, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to Vision's affairs is provided to Vision under the Corporate Services Agreement between Vision and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table. See "Certain Transactions -- Relationship With Thermo Electron and Thermo Instrument."

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                     ---------------
                                                                       SECURITIES
                                                   ANNUAL              UNDERLYING
                                                COMPENSATION             OPTIONS
                                 FISCAL     --------------------     (NO. OF SHARES         ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR       SALARY       BONUS      AND COMPANY)(1)     COMPENSATION(2)
-------------------------------  ------     --------     -------     ---------------     ---------------
Kristine S. Langdon(3).........   1996      $100,000     $40,000     75,000(TOC)             $ 5,344
  President and Chief Executive   1995        93,000      35,000      5,000(TMQ)               5,198
  Officer
Allen J. Smith(4)..............   1996        98,932      30,000     22,500(TOC)               4,037
  Vice President

---------------
(1) No options to purchase shares of Vision Common Stock had been granted as of the date of this Information Statement. See "Management -- Planned Vision Stock Option Grants." The named executive officers have been granted options to purchase common stock of certain subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Options have been granted to the Chief Executive Officer during the last two fiscal years and the other named executive officer during the last fiscal year in the following Thermo Electron companies: Optek (designated in the table as "TOC") and ThermoQuest Corporation (designated in the table as "TMQ").

(2) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan.

(3) Ms. Langdon was appointed President and Chief Executive Officer of Vision in November 1995. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in fiscal 1995 for her service in all capacities to Thermo Electron, Optek and Optek's subsidiaries.

(4) Mr. Smith was appointed Vice President of Vision in August 1997. He has been Chairman of Oriel, which was acquired by Vision in February 1996, since October 1994. Reported in the table under "Annual Compensation" and "All Other Compensation" is Mr. Smith's compensation for fiscal 1996 paid subsequent to the acquisition of Oriel by Vision.

  Stock Options Granted During Fiscal 1996

     The following table sets forth certain information concerning individual grants of stock options made during fiscal 1996 to Vision's Chief Executive Officer and other named executive officer. It has not been the policy of Thermo Electron companies in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                           INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                       ---------------------------------------------------------        VALUE AT ASSUMED
                         NUMBER OF          % OF                                      ANNUAL RATES OF STOCK
                          SHARES        TOTAL OPTIONS                                PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO      EXERCISE                        OPTION TERM(3)
                          OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION     -----------------------
        NAME           GRANTED(1)(2)     FISCAL 1996       SHARE         DATE           5%           10%
---------------------  -------------    -------------    ---------    ----------     --------     ----------
Kristine S.            75,000(TOC)            4.0%(4)     $ 12.00       4/11/08      $716,250     $1,924,500
  Langdon............   5,000(TMQ)            0.2%(4)       13.00       2/08/08        51,750        139,000

Allen J. Smith.......  22,500(TOC)            1.2%(4)       12.00       4/11/08       214,875        577,350

---------------
(1) No options to purchase shares of Vision Common Stock had been granted as of the date of this Information Statement. See "Management -- Planned Vision Stock Option Grants."

(2) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(4) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than Optek as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

  Stock Options Exercised During Fiscal 1996 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by Vision's Chief Executive Officer and other named executive officer. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF                  VALUE OF UNEXERCISED
                                            SHARES                      SECURITIES UNDERLYING          IN-THE-MONEY OPTIONS AT
                                          ACQUIRED ON     VALUE          UNEXERCISED OPTIONS               FISCAL YEAR-END
NAME                        COMPANY        EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE(1)    EXERCISABLE/UNEXERCISABLE(1)
----                        -------       -----------    --------    ----------------------------    ----------------------------
Kristine S.
 Langdon(2)............  Optek                --            --                75,000/--                          --/--
                         ThermoQuest          --            --                 5,000/--                          --/--
                         ThermoSpectra        --            --                   400/--                        $750/--
Allen J. Smith.........  Optek                --            --                22,500/--                          --/--

---------------
(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies the shares of which are not publicly traded, the repurchase rights generally lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holder of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) Ms. Langdon has been an employee of Thermo Instrument since April 1, 1994 and was named President of Vision in November 1995. Prior to April 1, 1994, she was employed by Thermo Electron and holds unexercised options to purchase shares of common stock of Thermo Electron and certain of its subsidiaries other than Optek as compensation for her service to Thermo Electron. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies and prior to her service to Optek or Vision.

PLANNED VISION STOCK OPTION GRANTS

     Prior to the Distribution Date, Vision will adopt the Vision EIP and will
reserve an aggregate of     shares of Vision Common Stock for issuance to
employees of and consultants to Vision pursuant thereto. Shortly following the Distribution Date, it is anticipated that options covering an aggregate of shares of Vision Common Stock will be granted pursuant to the Vision EIP,
including options covering shares and      shares of Vision Common Stock to be
granted to Kristine S. Langdon and Allen J. Smith, respectively. Shortly following the Distribution Date, Vision also expects to grant options to
purchase      shares of Vision Common Stock to each of Vision's outside
directors pursuant to individual stock option agreements. It is anticipated that the exercise price of all such options will be based on the average trading price of Vision Common Stock over the first five days of trading thereof on the AMEX.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Optek currently owns all of the outstanding shares of Vision Common Stock. The following table sets forth the number of shares of Vision Common Stock expected to be distributed on the Distribution Date to, as well as the number of shares of Thermo Instrument common stock and Thermo Electron common stock beneficially owned as of June 28, 1997 by, (i) each person who is expected by Vision to beneficially own more than five percent of Vision Common Stock, (ii) each executive officer named in the summary compensation table under the heading "Compensation of Executive Officers," (iii) each director of Vision and (iv) all of Vision's directors and executive officers as a group, following the Distribution Date. The information set forth below with respect to Vision Common Stock is based on certain information known to Vision with respect to such persons' beneficial ownership of shares of Optek Common Stock as of June 28, 1997. The table assumes with respect to Vision Common Stock, that ownership of Optek Common Stock by such persons will not change before the Record Date.

     While certain directors and executive officers of Vision are also directors and executive officers of Thermo Instrument or its subsidiaries other than Vision, all such persons disclaim beneficial ownership of the shares of Vision Common Stock to be distributed to Thermo Instrument.

                                                                           THERMO          THERMO
NAME(1)                                                   VISION(2)     INSTRUMENT(3)     ELECTRON(4)
-------                                                   ---------     -------------     -----------
Thermo Instrument Systems Inc.(5).......................  4,499,995            N/A              N/A
  1851 Central Drive, Suite 314 Bedford, Texas 76021
John N. Hatsopoulos.....................................      3,000         81,204          632,768
Kristine S. Langdon.....................................         50          7,417           16,452
Earl R. Lewis...........................................      2,900        178,233          124,184
Allen J. Smith..........................................          0              0                0
Arvin H. Smith..........................................        800        431,667          519,038
All directors and current executive officers as a group
  (6 persons)...........................................      6,750        717,213        1,427,936

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) This table does not include options to purchase shares of Vision Common Stock anticipated to be granted following the Distribution Date. See "Management -- Planned Vision Stock Option Grants." Shares of Vision Common Stock beneficially owned by Ms. Langdon include a total of 50 shares held by her as custodian for two minor children. Shares of Vision Common Stock beneficially owned by Earl R. Lewis include 250 shares owned by his spouse and a total of 200 shares owned by two sons. Immediately following consummation of the Distribution, it is expected that (i) Thermo Instrument will beneficially own 93% of the outstanding shares of Vision Common Stock and (ii) the directors and executive officers of Vision will not individually or as a group beneficially own more than 1% of the outstanding shares of Vision Common Stock.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Mr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. Arvin H. Smith and all directors and executive officers as a group include 65,625, 7,124, 162,500, 234,375 and 484,624 shares, respectively, that such person or group had the right to acquire within 60 days after June 28, 1997, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Hatsopoulos, Mr. Arvin H. Smith and all directors and executive officers as a group include 529, 530 and 1,455 shares, respectively, allocated through June 28, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Ms. Langdon include 293 shares held by her as custodian for two minor children. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. The directors and executive officers of Vision did not individually or as a group beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of June 28, 1997.

(4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Hatsopoulos, Ms. Langdon, Mr. Lewis, Mr. Arvin H. Smith and all directors and executive officers as a group include 535,685, 15,750, 121,536, 228,411 and 996,519 shares, respectively, that such person or group has the right to acquire within 60 days of June 28, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Langdon include 702 shares held by her as custodian for two minor children. Shares of the common stock of Thermo Electron beneficially owned by Mr. Hatsopoulos, Mr. Arvin H. Smith and all directors and executive officers as a group include 1,934, 1,717 and 4,975 full shares, respectively, allocated to accounts maintained pursuant to the ESOP. The directors and executive officers of Vision did not individually or as a group beneficially own more than 1% of the Common Stock of Thermo Electron outstanding as of June 28, 1997.

(5) Thermo Electron beneficially owned approximately 83% of the common stock of Thermo Instrument outstanding as of June 28, 1997. Accordingly, Thermo Electron may be deemed to be a beneficial owner of the shares of Vision Common Stock beneficially owned by Thermo Instrument following the Distribution. Thermo Electron disclaims beneficial ownership of these shares. Following the Distribution, Thermo Instrument will have the power to elect all of the members of the Vision Board.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH THERMO ELECTRON AND THERMO INSTRUMENT

     Vision was organized in November 1995 as a wholly owned subsidiary of Optek. Following consummation of the Distribution, Optek will own no shares of Vision Common Stock and Thermo Instrument will own approximately 93% of the outstanding shares of Vision Common Stock.

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created privately and publicly held subsidiaries. After the Distribution, Vision together with five other companies, will exist as publicly held, majority-owned subsidiaries of Thermo Instrument. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of Thermo Electron's spinout strategy. (Vision and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Instrument develops, manufactures and markets analytical instruments used to detect and monitor air pollution, radioactivity, complex chemical compounds and toxic metals and other elements in a broad range of liquids and solids. For its fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, Thermo Instrument had consolidated revenues of $649,992,000, $782,662,000 and $1,209,362,000, respectively, and consolidated net income of $60,220,000, $79,306,000 and $132,751,000, respectively.

     Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments and manufacture biomedical products, including heart-assist devices and mammography systems, papermaking and recycling equipment, alternative-energy systems and other specialized products and technologies. Thermo Electron and its subsidiaries also provide environmental and metallurgical services and conduct advanced technology research and development. For its fiscal years ended December 31, 1994, December 30, 1995 and December 28, 1996, Thermo Electron had consolidated revenues of $1,729,191,000, $2,270,291,000 and $2,932,558,000, respectively, and consolidated net income of $104,711,000, $139,582,000 and $190,816,000, respectively.

     See "Risk Factors -- Potential Conflicts of Interest."

     The Thermo Electron Corporate Charter. Thermo Electron and each of the Thermo Subsidiaries, including Vision, recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including Vision, has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the

Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including Vision, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     Corporate Services Agreement. As provided in the Charter, Vision and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to Vision. Vision was assessed an annual fee equal to 1.25%, 1.2% and 1.0% of its revenues for these services in fiscal 1994, 1995 and 1996, respectively. The fee is reviewed annually and may be changed by mutual agreement of Vision and Thermo Electron. During fiscal 1994, 1995 and 1996, Thermo Electron assessed Vision $53,000, $72,000 and $304,000, respectively.

     Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to Vision. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges Vision based on charges directly attributable to Vision. The Services Agreement automatically renews for successive one-year terms, unless canceled by Vision upon 30 days' prior written notice. In addition, the Services Agreement terminates automatically in the event Vision ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, Vision will be required to pay a termination fee equal to the fee that was paid by Vision for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by Vision or as required in order to meet Vision's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge Vision a fee equal to the market rate for comparable services if such services are provided to Vision following termination.

     Tax Allocation Agreement. The Tax Allocation Agreement between Vision and Thermo Electron outlines the terms under which Vision is to be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, Vision will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument owns at least 80% of the outstanding Vision Common Stock. In years in which Vision has taxable income, it will pay to Thermo Electron amounts comparable to the taxes Vision would have paid if it had filed its own separate company tax returns. If Thermo Instrument's equity ownership of Vision were to drop below 80%, Vision would file its own tax returns.

     Master Guarantee Reimbursement Agreement. Vision has entered into a Master Guarantee Reimbursement Agreement with Thermo Electron which provides that Vision will reimburse Thermo Electron for any costs it incurs in the event it is required to pay third parties pursuant to any guarantees it issues on Vision's behalf. Thermo Instrument has entered into a similar agreement with Thermo Electron pursuant to which Thermo Instrument has guaranteed Vision's obligation to so reimburse Thermo Electron. Vision has also entered into a Master Guarantee Reimbursement Agreement with Thermo Instrument which provides that Vision will reimburse Thermo Instrument for any costs it incurs in the event that Thermo Instrument is required to pay Thermo Electron or any other party pursuant to any guarantees issued on Vision's behalf.

     Master Repurchase Agreement. Vision's cash equivalents are invested in a Master Repurchase Agreement with Thermo Electron, pursuant to which Vision in effect lends cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper, and other marketable securities, in the amount of at least 103% of such obligation. Vision's funds subject to the Master Repurchase Agreement will be readily convertible into cash by Vision and will have an original maturity of three months or less. The Master Repurchase Agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Stock Holding Policy and Assistance Plan. Prior to the Distribution Date, Vision will adopt a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Vision Common Stock. In order to assist the executive officers in complying with the policy, Vision also will adopt a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Vision Common Stock in the open market.

OTHER RELATIONSHIPS

     In August 1997, Vision's Hilger subsidiary purchased the crystal materials business of Hilger Analytical, a wholly owned subsidiary of Optek, in consideration for the assumption by Vision of $908,000 of Optek's existing obligation under a line of credit. The weighted average interest rate for borrowings by Optek under the line of credit in fiscal 1995 and 1996 was 6.5% and 6.75%, respectively. Vision's current obligation under the line of credit bears interest at a rate of 6.75%.

     In February 1997, in connection with its acquisition of LSI, Vision borrowed $3.6 million from Optek pursuant to a promissory note (the "Laser Science Note"). The Laser Science Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years. In June 1997, Vision borrowed an additional $347,000 from Optek pursuant to a promissory note (the "Franklin Note") in order to finance the renovation of its Franklin, Massachusetts facility in connection with the LSI acquisition. The Franklin Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years.

     In July 1997, in connection with its acquisition of the Centronic business, Vision borrowed $3.8 million from Thermo Electron pursuant to a promissory note (the "Centronic Note"). The Centronic Note bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter, and has a term of approximately three years.

     Vision and Optek are parties to the CID Contract R&D Agreement pursuant to which Optek has contracted with Vision to develop certain CID sensors and systems for use in optical spectroscopy products manufactured and sold by Optek. Optek has paid Vision $672,000 under the CID Contract R&D Agreement from fiscal 1995 through the first six months of fiscal 1997. Under the CID Contract R&D Agreement, Optek owns the resulting technology. Optek has granted Vision an exclusive, perpetual, fully-paid license to such technology in all fields other than optical spectroscopy. The CID Contract R&D Agreement expires in October 1997. In fiscal 1994, 1995 and 1996 and for the six months ended June 28, 1997, Optek paid approximately $24,000, $418,000 and $188,000 and $80,000, respectively, for research and development services performed by Vision in connection with CID sensors and systems.

     Vision has leased its office and manufacturing space in Franklin, Massachusetts from Thermo Instrument since March 1996. Vision's rent expense under this lease is determined on the basis of its allocated share of total occupancy expenses. Vision made lease payments to Thermo Instrument in fiscal 1996 of $197,000. Beginning in January 1997, Vision's annual rental expense increased to $234,000. This lease expires in 2006.

     Vision's Hilger subsidiary leases its office and manufacturing space in Margate, England from Optek. From January 1994 through August 1997, Vision's rent expense under this lease was determined on the basis of its allocated share of total occupancy expenses. Vision made lease payments to a subsidiary of Thermo Instrument in fiscal 1994, 1995 and 1996 of $46,000, $91,000 and $100,000, respectively. Effective September 1997, Hilger has leased this space from Optek pursuant to the Hilger Lease for an annual rental fee of $43,200, plus its pro rata share of certain related expenses. The Hilger Lease expires in 2002.

     See "The Distribution -- Relationship Between Optek and Vision After The Distribution" for a description of the Distribution Agreement between Vision and Optek, "The Distribution -- Certain Federal Income Tax Consequences of the Distribution" for a description of the Tax Matters Agreement between Vision and Optek and "Business -- Products -- Imaging Sensors and Systems" for a description of the CID Supply Agreement between Vision and Optek.

     From time to time, Vision may transact business with other companies in the Thermo Group in the ordinary course of business. In fiscal 1994, 1995 and 1996 and for the six months ended June 28, 1997, Vision sold a total of $1,290,000, $2,514,000 and $1,786,000 and $645,000, respectively, of products to Thermo Electron subsidiaries and purchased a total of $211,000, $1,465,000 and $971,000 and $91,000, respectively, of products from such companies.

     In November 1995, Vision issued 4,845,000 shares of Vision Common Stock to Optek in exchange for $10 at the time of incorporation of Vision. No person acted as an underwriter with respect to this transaction. Vision relied on
Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act because no public offering was involved. This transaction represents the only sale by Vision of securities that were not registered under the Securities Act since its incorporation in November 1995.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     As of the date of this Information Statement, Vision has 20,000,000 shares of Vision Common Stock authorized for issuance, of which 4,845,000 shares are issued and outstanding and held by Optek. Each share of Vision Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Vision Common Stock when and if declared by the Vision Board out of funds legally available therefor. Holders of Vision Common Stock have no preemptive or similar rights. The outstanding shares of Vision Common Stock are, and the shares to be distributed in the Distribution when issued will be, legally issued, fully paid and nonassessable.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The shares of Vision Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors. Upon completion of the Distribution, Thermo Instrument (and Thermo Electron through its majority ownership of Thermo Instrument) will continue to beneficially own at least a majority of the outstanding Vision Common Stock, and will have the power to elect all of the members of the Vision Board.

     Vision's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, to the fullest extent permitted by the General Corporation Law of Delaware. Vision's Certificate of Incorporation also contains provisions to indemnify the directors and officers of Vision to the fullest extent permitted by the General Corporation Law of Delaware. Vision believes that these provisions will assist Vision in attracting and retaining qualified individuals to serve as directors and officers.

DIVIDENDS

     Vision currently anticipates that it will retain all of its earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Vision Common Stock is American Stock Transfer & Trust Company.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and Vision's Certificate of Incorporation and By-Laws limit the monetary liability of directors to Vision and to its shareholders and provide for indemnification of Vision's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Vision, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Vision also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to Vision's Certificate of Incorporation, By-Laws and Form of Indemnification Agreement for Officers and Directors which are filed as exhibits to the Registration Statement of which this Information Statement is a part.

     Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including Vision, against certain liabilities which might be incurred in connection with the performance of their duties.

     Under the Distribution Agreement, Optek is obligated, under certain circumstances, to indemnify directors and officers of Vision against certain liabilities. Reference is made to the form of Distribution Agreement which is filed as an exhibit to the Registration Statement of which this Information Statement is a part.

                                    EXPERTS

     The financial statements included in the Information Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods as indicted in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     Following the Distribution, Vision will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Vision will also be subject to the proxy solicitation requirements of the Exchange Act and will furnish holders of Vision Common Stock annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent public accounting firm, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Vision has filed a Registration Statement on Form 10 with the Commission to register the shares of Vision Common Stock to be issued on the Distribution Date under the Exchange Act. This Information Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected and copied, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, Vision is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   TRADEMARKS

     "CID(R)" is a registered trademark of Vision and "LifeSense(TM)," "MIR 8000(TM)" and "Accudose(TM)" are trademarks of Vision.

                           THERMO VISION CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

THERMO VISION CORPORATION
  Report of Independent Public Accountants............................................    F-2
  Consolidated Statement of Income for the years ended December 31, 1994, December 30,
     1995, and December 28, 1996, and for the six months ended June 29, 1996, and
     June 28, 1997....................................................................    F-3
  Consolidated Balance Sheet as of December 30, 1995, December 28, 1996, and June 28,
     1997.............................................................................    F-4
  Consolidated Statement of Cash Flows for the years ended December 31, 1994,
     December 30, 1995, and December 28, 1996, and for the six months ended June 29,
     1996, and June 28, 1997..........................................................    F-5
  Consolidated Statement of Shareholder's Investment for the years ended December 31,
     1994, December 30, 1995, and December 28, 1996, and for the six months ended
     June 28, 1997....................................................................    F-6
  Notes to Consolidated Financial Statements..........................................    F-7

ORIEL CORPORATION
  Report of Independent Public Accountants............................................   F-16
  Consolidated Statement of Operations for the years ended September 30, 1994, and
     September 30, 1995, and for the three months ended December 31, 1994, and
     December 31, 1995................................................................   F-17
  Consolidated Balance Sheet as of September 30, 1995.................................   F-18
  Consolidated Statement of Cash Flows for the years ended September 30, 1994, and
     September 30, 1995, and for the three months ended December 31, 1994, and
     December 31, 1995................................................................   F-19
  Consolidated Statement of Changes in Stockholders' Equity for the years ended
     September 30, 1994, and September 30, 1995, and for the three months ended
     December 31, 1995................................................................   F-20
  Notes to Consolidated Financial Statements..........................................   F-21

CORION CORPORATION
  Report of Independent Public Accountants............................................   F-26
  Statement of Operations for the year ended December 31, 1995, and the period from
     January 1, 1996, through February 28, 1996.......................................   F-27
  Balance Sheet as of December 31, 1995...............................................   F-28
  Statement of Cash Flows for the year ended December 31, 1995, and for the period
     from January 1, 1996, through February 28, 1996..................................   F-29
  Statement of Stockholders' Equity for the year ended December 31, 1995, and the
     period from January 1, 1996, through February 28, 1996...........................   F-30
  Notes to Financial Statements.......................................................   F-31

PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION OF THERMO VISION CORPORATION, ORIEL
  CORPORATION, AND CORION CORPORATION (UNAUDITED)
  Pro Forma Combined Condensed Statement of Income for the year ended December 28,
     1996.............................................................................   F-35
  Notes to Pro Forma Combined Condensed Statement of Income...........................   F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Vision Corporation:

     We have audited the accompanying consolidated balance sheets of Thermo Vision Corporation (a Delaware corporation and 100%-owned subsidiary of Thermo Optek Corporation) and subsidiaries as of December 30, 1995, and December 28, 1996, and the related consolidated statements of income, cash flows, and shareholder's investment for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Vision Corporation and subsidiaries as of December 30, 1995, and December 28, 1996, and the results of their operations and their cash flows for each of the three years in period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Boston, Massachusetts
May 19, 1997

                           THERMO VISION CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                SIX MONTHS ENDED
                                                                              ---------------------
                                                                              JUNE 29,     JUNE 28,
                                              1994       1995       1996        1996         1997
                                             ------     ------     -------    --------     --------
                                                                                   (UNAUDITED)
REVENUES (Notes 6 and 7)...................  $4,242     $6,026     $30,434     $14,168     $17,810
                                             ------     ------     -------     -------     -------
Costs and Operating Expenses:
  Cost of revenues.........................   3,011      3,482      17,066       8,043       9,962
  Selling, general, and administrative
     expenses (Note 6).....................     826      1,519       7,402       3,358       3,986
  Research and development expenses........     144        743       3,499       1,568       1,867
                                             ------     ------     -------     -------     -------
                                              3,981      5,744      27,967      12,969      15,815
                                             ------     ------     -------     -------     -------
Operating Income...........................     261        282       2,467       1,199       1,995
Interest Expense...........................      28         31          44          28         110
                                             ------     ------     -------     -------     -------
Income Before Provision for Income Taxes...     233        251       2,423       1,171       1,885
Provision for Income Taxes (Note 4)........      87        104       1,005         490         791
                                             ------     ------     -------     -------     -------
NET INCOME.................................  $  146     $  147     $ 1,418     $   681     $ 1,094
                                             ======     ======     =======     =======     =======
EARNINGS PER SHARE.........................  $  .03     $  .03     $   .29     $   .14     $   .23
                                             ======     ======     =======     =======     =======
WEIGHTED AVERAGE SHARES....................   4,845      4,845       4,845       4,845       4,845
                                             ======     ======     =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                       JUNE 28,
                                                                    1995     1996        1997
                                                                   ------   -------   -----------
                                                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents......................................  $  171   $   306     $   194
  Accounts receivable, less allowances of $24, $266, and $276....     729     5,305       5,498
  Inventories....................................................   1,301     6,404       6,783
  Prepaid expenses...............................................      34       521         766
  Prepaid income taxes (Note 4)..................................     416     1,175       1,735
  Due from Thermo Electron and affiliated companies (Note 6).....      --        --         181
                                                                   ------   -------     -------
                                                                    2,651    13,711      15,157
                                                                   ------   -------     -------
Property, Plant, and Equipment, at Cost, Net.....................     606     3,901       4,298
                                                                   ------   -------     -------
Other Assets.....................................................      --       647         882
                                                                   ------   -------     -------
Cost in Excess of Net Assets of Acquired Companies (Note 2)......   3,521    10,103      12,786
                                                                   ------   -------     -------
                                                                   $6,778   $28,362     $33,123
                                                                   ======   =======     =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current Liabilities:
  Note payable and capital lease obligation (Note 6).............  $  650   $   866     $   865
  Accounts payable...............................................     255     2,796       3,359
  Accrued payroll and employee benefits..........................      40       751         500
  Other accrued expenses.........................................     198       929       1,210
  Due to Thermo Electron and affiliated companies (Note 6).......     938     2,768          --
                                                                   ------   -------     -------
                                                                    2,081     8,110       5,934
                                                                   ------   -------     -------
Long-term Obligations, Due to Thermo Optek (Note 8)..............      --        --       3,947
                                                                   ------   -------     -------
Commitments (Note 5)
Shareholder's Investment (Note 3):
  Common stock, $.01 par value, 20,000,000 shares authorized;
     4,845,000 shares issued and outstanding.....................      48        48          48
  Capital in excess of par value.................................   4,628    18,713      20,606
  Retained earnings..............................................      19     1,437       2,531
  Cumulative translation adjustment..............................       2        54          57
                                                                   ------   -------     -------
                                                                    4,697    20,252      23,242
                                                                   ------   -------     -------
                                                                   $6,778   $28,362     $33,123
                                                                   ======   =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                                                                ------------------
                                                                                JUNE 29,   JUNE 28,
                                                     1994    1995      1996       1996      1997
                                                    ------   -----   --------   --------   -------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
  Net income......................................  $  146   $ 147   $  1,418   $    681   $ 1,094
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization................      87     182      1,251        536       781
     Provision for losses on accounts
       receivable.................................      10      14        174         33        17
     Deferred income tax expense (benefit)........     (59)     31        (79)        --        --
     Changes in current accounts, excluding the
       effects of acquisitions:
       Accounts receivable........................    (216)     67       (732)      (571)      211
       Inventories................................     (57)   (301)       471        691       108
       Other current assets.......................       9      (2)      (253)       (86)     (226)
       Accounts payable...........................     219    (128)      (174)      (567)      221
       Other current liabilities..................    (209)   (136)      (397)      (532)     (526)
                                                    ------   -----   --------   --------   -------
          Net cash provided by (used in) operating
            activities............................     (70)   (126)     1,679        185     1,680
                                                    ------   -----   --------   --------   -------
INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired (Note 2).....      --      --    (15,528)   (15,528)   (3,545)
  Purchases of property, plant, and equipment.....     (96)   (152)    (1,450)      (884)     (875)
  Other, net......................................      --      --         92         --        --
                                                    ------   -----   --------   --------   -------
          Net cash used in investing activities...     (96)   (152)   (16,886)   (16,412)   (4,420)
                                                    ------   -----   --------   --------   -------
FINANCING ACTIVITIES:
  Net proceeds from issuance of notes payable to
     parent company...............................      --      --         --         --     3,947
  Transfer from parent company to fund
     acquisitions.................................      --      --     16,870     16,870        --
  Net increase (decrease) in short-term borrowings
     from Thermo Electron and affiliates..........     192       1      1,830       (190)   (2,949)
  Net increase (decrease) in short-term
     borrowings...................................    (230)    (65)      (575)       514       (24)
  Net transfer (to) from parent company...........     248     473     (2,785)      (851)    1,893
  Other...........................................      --      --         --         --      (242)
                                                    ------   -----   --------   --------   -------
          Net cash provided by financing
            activities............................     210     409     15,340     16,343     2,625
                                                    ------   -----   --------   --------   -------
Exchange Rate Effect on Cash......................      (7)    (10)         2          6         3
                                                    ------   -----   --------   --------   -------
Increase (Decrease) in Cash and Cash
  Equivalents.....................................      37     121        135        122      (112)
Cash and Cash Equivalents at Beginning of
  Period..........................................      13      50        171        171       306
                                                    ------   -----   --------   --------   -------
Cash and Cash Equivalents at End of Period........  $   50   $ 171   $    306   $    293   $   194
                                                    ======   =====   ========   ========   =======
CASH PAID FOR:
  Interest........................................  $   28   $  31   $     44   $     28   $    34
                                                    ======   =====   ========   ========   =======
  Income taxes....................................  $   --   $  --   $     43   $     38   $    --
                                                    ======   =====   ========   ========   =======
NONCASH ACTIVITIES:
  Transfer of acquired business from parent
     company......................................  $3,401   $  --   $     --   $     --   $    --
                                                    ======   =====   ========   ========   =======
  Fair value of assets of acquired companies......  $   --   $  --   $ 22,480   $ 22,480   $ 4,519
  Cash paid for acquired companies................      --      --    (16,870)   (16,870)       --
  Due to parent company for acquired company......      --      --         --         --    (3,600)
                                                    ------   -----   --------   --------   -------
     Liabilities assumed of acquired companies....  $   --   $  --   $  5,610   $  5,610   $   919
                                                    ======   =====   ========   ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

               CONSOLIDATED STATEMENT OF SHAREHOLDER'S INVESTMENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         COMMON
                                         NET PARENT      STOCK,      CAPITAL IN                   CUMULATIVE
                                          COMPANY       $.01 PAR      EXCESS OF      RETAINED     TRANSLATION
                                         INVESTMENT      VALUE        PAR VALUE      EARNINGS     ADJUSTMENT
                                         ----------     --------     -----------     --------     ----------
BALANCE JANUARY 1, 1994................    $   280        $ --         $    --        $   --         $ (2)
  Net income...........................        146          --              --            --           --
  Transfer of acquired business from
     parent company....................      3,401          --              --            --           --
  Net transfer from parent company.....        248          --              --            --           --
  Translation adjustment...............         --          --              --            --           10
                                           -------        ----         -------        ------         ----
BALANCE DECEMBER 31, 1994..............      4,075          --              --            --            8
  Net income before capitalization of
     the Company.......................        128          --              --            --           --
  Net transfer from parent company.....        473          --              --            --           --
  Capitalization of the Company........     (4,676)         48           4,628            --           --
  Net income after capitalization of
     the Company.......................         --          --              --            19           --
  Translation adjustment...............         --          --              --            --           (6)
                                           -------        ----         -------        ------         ----
BALANCE DECEMBER 30, 1995..............         --          48           4,628            19            2
  Net income...........................         --          --              --         1,418           --
  Transfer from parent company to fund
     acquisitions of Oriel and
     Corion............................         --          --          16,870            --           --
  Net transfer to parent company.......         --          --          (2,785)           --           --
  Translation adjustment...............         --          --              --            --           52
                                           -------        ----         -------        ------         ----
BALANCE DECEMBER 28, 1996..............         --          48          18,713         1,437           54
                                                                     (UNAUDITED)
  Net income...........................         --          --              --         1,094           --
  Net transfer from parent company.....         --          --           1,893            --           --
  Translation adjustment...............         --          --              --            --            3
                                           -------        ----         -------        ------         ----
BALANCE JUNE 28, 1997..................    $    --        $ 48         $20,606        $2,531         $ 57
                                           =======        ====         =======        ======         ====

  The accompanying notes are an integral part of these consolidated financial statements.

                           THERMO VISION CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Thermo Vision Corporation ("the Company") is a supplier of a diverse array of photonics products, including optical components, imaging sensors and systems, lasers, optically-based instruments, optoelectronics, and fiber optics. The Company sells photonics products in multiple markets across a number of industries for research, testing, sensing, and manufacturing applications. The Company's products range from optical filters used in blood glucose monitoring, to charge injection devices ("CIDs") used in optical spectroscopy, to specialty light sources used for quality assurance in semiconductor photolithography. Many of the Company's customers are manufacturers that incorporate the Company's products into medical and dental diagnostic instruments, analytical instruments, equipment for semiconductor manufacturing, and x-ray screening devices.

 Relationship with Thermo Optek Corporation, Thermo Instrument Systems Inc., and Thermo Electron Corporation

     The Company was incorporated in November 1995 as a wholly owned subsidiary of Thermo Optek Corporation ("Thermo Optek") at which time Thermo Optek transferred to the Company all of the assets, liabilities, and businesses of two subsidiaries of Thermo Jarrell Ash ("TJA") in exchange for 4,845,000 shares of the Company's common stock. The companies transferred were CID Technologies Inc. ("CIDTEC") and Scientific Measurement Systems Inc. ("SMS"). In August 1997, the Company acquired the crystal materials business ("Hilger") of Hilger Analytical Limited, a wholly owned subsidiary of Thermo Optek, and accounted for the transaction at historical cost in a manner similar to a pooling of interests (Note 8). As of December 28, 1996, Thermo Optek was a 93%-owned publicly traded subsidiary of Thermo Instrument Systems Inc. ("Thermo Instrument"). Thermo Instrument is a publicly traded, majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron").

     The accompanying financial statements include the assets, liabilities, income, and expenses of the Company as included in Thermo Optek's consolidated financial statements. The accompanying financial statements do not include Thermo Optek's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Optek's interest expense.

  Principles of Consolidation

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

  Fiscal Year

     The Company has adopted a fiscal year ending the Saturday nearest December
31. References to 1994, 1995, and 1996 are for the fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, respectively.

  Revenue Recognition

     The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty and installation costs at the time of shipment.

  Income Taxes

     The Company, Thermo Optek, and Thermo Instrument have tax allocation agreements under which the Company, Thermo Optek, and Thermo Instrument are included in Thermo Electron's consolidated federal and certain state income tax returns. The agreements provide that in years in which the Company has taxable

                           THERMO VISION CORPORATION
income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns. If Thermo Instrument's beneficial equity ownership of the Company were to drop below 80%, the Company would be required to file its own federal tax return.

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  Earnings per Share

     Pursuant to Securities and Exchange Commission requirements, earnings per share have been presented for all periods. Shares outstanding for such periods represent the 4,845,000 shares issued to Thermo Optek in connection with the initial capitalization of the Company.

  Cash and Cash Equivalents

     Prior to its incorporation, the cash receipts and disbursements of the Company's domestic operations were combined with other Thermo Optek corporate cash transactions and balances. Therefore, cash of the Company's domestic operations through November 1995 is not included in the accompanying balance sheet.

  Inventories

     Inventories are stated at the lower of cost (primarily on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

                                                                      1995       1996
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Raw materials and supplies.................................  $  919     $3,142
        Work in process............................................      70        806
        Finished goods.............................................     312      2,456
                                                                     ------     ------
                                                                     $1,301     $6,404
                                                                     ======     ======

  Property, Plant, and Equipment

     The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property as follows: buildings, 15 to 30 years; machinery and equipment, 3 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

                                                                      1995      1996
                                                                      ----     ------
                                                                      (IN THOUSANDS)
        Land and buildings..........................................  $226     $  277
        Machinery and equipment.....................................   582      4,114
        Leasehold improvements......................................    --        554
                                                                      ----     ------
                                                                       808      4,945
        Less: Accumulated depreciation and amortization.............   202      1,044
                                                                      ----     ------
                                                                      $606     $3,901
                                                                      ====     ======

                           THERMO VISION CORPORATION

  Other Assets

     Other assets in the accompanying balance sheet consists primarily of a 10% ownership interest in LOT-Oriel Holding GmbH (LOT). The carrying amount of the investment, which is being accounted for under the cost method, is $500,000 in the accompanying balance sheet.

     As of December 28, 1996, the Company has an investment of less than 20% in Andor Technology Limited ("Andor"). The carrying amount of the investment, which is being accounted for under the cost method, is $84,000 in the accompanying 1996 balance sheet. Prior to October 1996, the Company owned approximately 51% of Andor, and Andor's results were consolidated with those of the Company. During the third quarter of 1996, the Company reduced its ownership interest in Andor in a transaction with Andor's other stockholders. In consideration for the sale of a portion of its interest in Andor, the Company received approximately $159,000 in cash and a $147,000 principal amount 8% note due September 1997. Andor's results were not material to the Company's results of operations.

  Cost in Excess of Net Assets of Acquired Companies

     The excess of cost over the fair value of net assets of acquired companies is amortized using the straight-line method over 40 years. Accumulated amortization was $115,000 and $371,000 at year-end 1995 and 1996, respectively. The Company assesses the future useful life of this asset whenever events or changes in circumstances indicate that the current useful life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of this asset. If impairment has occurred, any excess of carrying value over fair value is recorded as a loss.

  Foreign Currency

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for the three years presented.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, note payable, accounts payable, and due to Thermo Electron and affiliated companies. The carrying amounts of these financial instruments approximate fair value due to their short-term nature.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The financial statements as of June 28, 1997, and for the six-month periods ended June 29, 1996, and June 28, 1997, are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the

                           THERMO VISION CORPORATION
six-month period ended June 28, 1997, are not necessarily indicative of the results to be expected for the entire year.

2.  ACQUISITIONS

     In October 1994, Thermo Instrument acquired CIDTEC, a manufacturer of charge injection devices used for image sensors and video cameras, for $3,401,000 in cash. The cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,889,000, which is being amortized over 40 years. Thermo Instrument transferred the assets, liabilities, and businesses of CIDTEC to Thermo Optek after its formation in August 1995. Thermo Optek transferred the assets, liabilities, and businesses of CIDTEC to the Company after its formation in November 1995. Because the Company, CIDTEC, and Thermo Optek were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the accompanying 1994 and 1995 historical information includes the results of operations of CIDTEC from October 1994, the date this business was acquired by Thermo Instrument.

     In February 1996, the Company acquired Oriel Corporation ("Oriel"), a manufacturer and distributor of photonics instruments and components, for $11,798,000 in cash, and Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5,072,000 in cash. The cost of Oriel and Corion exceeded the estimated fair market value of the acquired net assets by $4,736,000 and $2,056,000, respectively, which are being amortized over 40 years. These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from the respective dates of acquisition.

     Based on unaudited data, the following table presents selected financial information for the Company, CIDTEC, Oriel, and Corion on a pro forma basis, assuming the Company and CIDTEC had been combined since the beginning of 1994 and the Company, Oriel, and Corion had been combined since the beginning of 1995. Additional pro forma financial information for the Company, Oriel, and Corion is included elsewhere in this Information Statement.

                                                            1994        1995         1996
                                                           ------      -------      -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Revenues.............................................  $5,366      $33,355      $33,940
    Net income (loss)....................................    (248)         145          532
    Earnings (loss) per share............................    (.05)         .03          .11

     The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of CIDTEC been made at the beginning of 1994 or the acquisitions of Oriel and Corion been made at the beginning of 1995.

3.  EMPLOYEE BENEFIT PLANS

  Employee Stock Purchase Plan

     Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase plan sponsored by Thermo Instrument. Under this plan, shares of Thermo Instrument's and Thermo Electron's common stock can be purchased at the end of a 12-month plan year at 95% of the fair market value at the beginning of the plan year, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the plan year, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

                           THERMO VISION CORPORATION

  401(k) Savings Plans

     Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the 401(k) savings plans are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For these plans, the Company contributed and charged to expense $4,000, $39,000, and $182,000 in 1994, 1995, and 1996, respectively.

4.  INCOME TAXES

     The components of income before provision for income taxes are as follows:

                                                              1994     1995      1996
                                                              ----     ----     ------
                                                                   (IN THOUSANDS)
        Domestic............................................  $  5     $  9     $2,186
        Foreign.............................................   228      242        237
                                                              ----     ----     ------
                                                              $233     $251     $2,423
                                                              ====     ====     ======

     The components of the provision for income taxes are as follows:

                                                              1994     1995      1996
                                                              ----     ----     ------
                                                                   (IN THOUSANDS)
        Currently payable:
          Federal...........................................  $ 62     $(11)    $  895
          State.............................................     7       (1)       105
          Foreign...........................................    77       85         84
                                                              ----     ----     ------
                                                               146       73      1,084
                                                              ----     ----     ------
        Net deferred (prepaid):
          Federal...........................................   (53)      28        (71)
          State.............................................    (6)       3         (8)
                                                              ----     ----     ------
                                                               (59)      31        (79)
                                                              ----     ----     ------
                                                              $ 87     $104     $1,005
                                                              ====     ====     ======

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                                   1994     1995      1996
                                                                   ----     ----     ------
                                                                        (IN THOUSANDS)
    Provision for income taxes at statutory rate.................  $79      $ 85     $  824
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit.................    1         1         64
      Foreign tax rate differential..............................   (1)        3          3
      Tax benefit of foreign sales corporation...................   --        (2)        (5)
      Amortization of cost in excess of net assets of acquired
         companies...............................................    8        16         80
      Nondeductible expenses and other...........................   --         1         39
                                                                   ---      ----     ------
                                                                   $87      $104     $1,005
                                                                   ===      ====     ======

                           THERMO VISION CORPORATION

     Prepaid income taxes and deferred income taxes in the accompanying balance sheets consist of the following:

                                                                      1995      1996
                                                                      ----     ------
                                                                      (IN THOUSANDS)
        Prepaid income taxes:
          Reserves and other accruals...............................  $ 47     $  229
          Inventory basis difference................................   347        713
          Accrued compensation......................................    22        136
          Other, net................................................    --         97
                                                                      ----     ------
                                                                      $416     $1,175
                                                                      ====     ======
        Deferred income taxes:
          Fixed assets..............................................  $ 20     $   20
          Intangible assets.........................................    25         25
                                                                      ----     ------
                                                                      $ 45     $   45
                                                                      ====     ======

     A provision has not been made for U.S. or additional foreign taxes on $707,000 of undistributed earnings of the Company's foreign subsidiary that could be subject to taxation if remitted to the U.S. because the Company plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

5.  COMMITMENTS

     The Company leases portions of its office and operating facilities under various operating lease arrangements. The accompanying statement of income includes expenses from operating leases of $20,000, $120,000, and $438,000 in 1994, 1995, and 1996, respectively. Future minimum payments due under noncancellable operating leases at December 28, 1996, are $450,000 in 1997; $165,000 in 1998; $129,000 in 1999; $120,000 in 2000; $120,000 in 2001; and
$631,000 in 2002 and thereafter. Total future minimum lease payments are $1,615,000.

6.  RELATED-PARTY TRANSACTIONS

  Corporate Services Agreement

     The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.25% and 1.20% of the Company's revenues in 1994 and 1995, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. For these services, the Company was charged $53,000, $72,000, and $304,000 in 1994, 1995, and 1996, respectively. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). Management believes that the service fee charged by Thermo Electron is reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

                           THERMO VISION CORPORATION

  Operating Leases

     In addition to the operating leases described in Note 5, the Company leases certain office and manufacturing space on a monthly basis from Thermo Optek and Thermo Instrument. Prior to January 1, 1997, rent expense under these arrangements was determined as the Company's allocated share of total occupancy expenses. Effective for 1997, the rent expense is $308,000. The accompanying statement of income includes expenses from these arrangements of $46,000, $91,000, and $297,000 in 1994, 1995, and 1996, respectively.

  Short-term Obligation

     Note payable in the accompanying balance sheet represents short-term bank borrowings at the Company's foreign subsidiary. The Company has an arrangement under which it may borrow on a bank line of credit arrangement held by Thermo Optek. The weighted average interest rate for these borrowings was 6.50% and 6.75% at year-end 1995 and 1996, respectively. Availability to the Company under this line of credit totaled $1,659,000 as of December 28, 1996.

  Distribution Agreement with LOT

     The Company has a distribution agreement with LOT which allows LOT to be Oriel's primary distributor in certain parts of Europe. Sales to LOT included in the accompanying 1996 statement of income were $1,952,000. Accounts receivable in the accompanying 1996 balance sheet includes $442,000 due from LOT.

  Trademark License and Royalty Agreement

     In September 1996, the Company agreed to license the use of a trademark to Andor in exchange for a fee equal to the greater of 3.3% of the net sales revenue, as defined, from sales of products sold under the trade name or 10,000 British pounds sterling. The accompanying 1996 statement of income includes revenues of $15,000 recorded under this agreement.

  Contract Research and Development

     In 1994, 1995, and 1996, the Company recorded revenues of $24,000, $418,000, and $188,000, respectively, from Thermo Optek for contract research and development services related to components used in certain products manufactured by Thermo Optek.

  Other Related-party Transactions

     The Company purchases and sells products in the ordinary course of business with other companies affiliated with Thermo Instrument. Sales of products to such affiliated companies totaled $1,290,000, $2,514,000, and $1,786,000 in 1994, 1995, and 1996, respectively. Purchases of products from such affiliated companies totaled $211,000, $1,465,000, and $971,000 in 1994, 1995, and 1996,
respectively.

                           THERMO VISION CORPORATION

7.  GEOGRAPHICAL INFORMATION

     The Company is engaged in one business segment: developing, manufacturing, and selling cost-effective, application-specific instruments. The following table shows data for the Company by geographical area.

                                                                   1994       1995        1996
                                                                  -------    -------    --------
                                                                          (IN THOUSANDS)
Revenues:
  United States.................................................   $2,892     $4,453     $28,780
  United Kingdom................................................    1,350      1,573       1,654
                                                                   ------     ------     -------
                                                                   $4,242     $6,026     $30,434
                                                                   ======     ======     =======
Income before provision for income taxes:
  United States(a)..............................................   $   50     $   59     $ 2,247
  United Kingdom................................................      211        223         220
                                                                   ------     ------     -------
  Operating income..............................................      261        282       2,467
  Interest expense..............................................       28         31          44
                                                                   ------     ------     -------
                                                                   $  233     $  251     $ 2,423
                                                                   ======     ======     =======
Identifiable assets:
  United States.................................................   $5,585     $5,476     $26,429
  United Kingdom................................................    1,191      1,302       1,933
                                                                   ------     ------     -------
                                                                   $6,776     $6,778     $28,362
                                                                   ======     ======     =======
Export revenues included in United States revenues above(b):
  Europe........................................................   $  154     $  140     $ 5,053
  Other.........................................................      201        145       4,434
                                                                   ------     ------     -------
                                                                   $  355     $  285     $ 9,487
                                                                   ======     ======     =======

---------------
(a) Includes corporate general and administrative expenses.

(b) In general, export sales are denominated in U.S. dollars.

8.  SUBSEQUENT EVENTS

  Acquisitions

     In August 1997, the Company acquired Hilger from Thermo Optek for the assumption of the short-term obligation discussed in Note 6. Because the Company and Hilger were deemed for accounting purposes to be under control of their common owner, Thermo Optek, the transaction has been accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, all historical information presented includes the results of operations of Hilger since 1993, the year in which it was acquired by Thermo Optek.

     In July 1997, the Company acquired the assets of Centronic, Inc. ("Centronic"), a manufacturer of silicon photodiodes, for $3,800,000 in cash. The acquisition was accounted for using the purchase method of accounting, and the cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,576,000, which is being amortized over 40 years. To finance this acquisition, the Company borrowed $3,800,000 from Thermo Electron pursuant to a promissory note due July 2000, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     In February 1997, the Company acquired all the outstanding stock of Laser Science, Inc. ("LSI") for $3,600,000 in cash. LSI is a manufacturer of nitrogen and tunable dye lasers as well as pulsed CO2 lasers for

                           THERMO VISION CORPORATION
industry, medicine, education, and defense. The acquisition was accounted for using the purchase method of accounting, and the cost of this acquisition exceeded the estimated fair market value of the acquired net assets by $2,836,000, which is being amortized over 40 years. To finance this acquisition, the Company borrowed $3,600,000 from Thermo Optek. In addition, the Company borrowed an additional $347,000 from Thermo Optek to fund certain property additions made in connection with the acquisition of LSI. These borrowings were made through the issuance of promissory notes due February 2000, bearing interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. As of June 28, 1997, the interest rate on the promissory notes was 5.97%.

  Stock Split

     In August 1997, the Company declared and effected in the form of a dividend a 4,845 for 1 stock split. All share and per share information has been restated to reflect the stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Oriel Corporation:

     We have audited the accompanying consolidated balance sheet of Oriel Corporation (a Delaware corporation) and subsidiaries as of September 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Oriel Corporation and subsidiaries as of September 30, 1995, and the results of their operations and their cash flows for the two year period then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
November 1, 1995

                       ORIEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    FISCAL YEAR ENDED         THREE MONTHS ENDED
                                                      SEPTEMBER 30,              DECEMBER 31,
                                                -------------------------   -----------------------
                                                   1994          1995          1994         1995
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Net sales.....................................  $16,206,925   $18,783,394   $3,991,662   $4,816,148
Cost of goods sold............................    8,599,976     9,815,116    2,034,847    2,604,822
                                                -----------   -----------   ----------   ----------
  Gross profit................................    7,606,949     8,968,278    1,956,815    2,211,326
Expenses:
  Selling, general, and administrative........    4,735,509     4,960,236    1,251,373    1,317,695
  Research and development....................    2,037,168     2,706,932      674,549      770,541
                                                -----------   -----------   ----------   ----------
     Income from operations...................      834,272     1,301,110       30,893      123,090
Other Expense:
  Interest Expense, Net.......................       51,640        41,753          853       10,937
  Other, Net..................................       44,296       136,408       14,216       20,344
                                                -----------   -----------   ----------   ----------
Income Before Provision for Income Taxes and
  Minority Interest in Net Earnings (Loss) of
  Equity Investee.............................      738,336     1,122,949       15,824       91,809
Provision for Income Taxes....................      368,000       328,000        9,705       25,904
                                                -----------   -----------   ----------   ----------
Income Before Minority Interest in Net
  Earnings (Loss) of Equity Investee..........      370,336       794,949        6,119       65,905
Minority Interest in Net Earnings (Loss) of
  Equity Investee.............................           --        60,654       (3,288)      25,366
                                                -----------   -----------   ----------   ----------
Net Income....................................  $   370,336   $   734,295   $    9,407   $   40,539
                                                ===========   ===========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                 SEPTEMBER 30,
                                                                                     1995
                                                                                 ------------
ASSETS
Current Assets:
  Cash and cash equivalents.....................................................  $   271,874
  Accounts receivable, net of allowance for doubtful accounts of approximately
     $77,000....................................................................    3,755,180
  Inventories...................................................................    4,294,761
  Prepaid expenses..............................................................      107,913
  Deferred income taxes.........................................................      235,000
                                                                                  -----------
          Total current assets..................................................    8,664,728
                                                                                  -----------
Property, Plant, and Equipment, at Cost:
  Machinery and equipment.......................................................    2,494,728
  Furniture and fixtures........................................................    1,051,817
  Leasehold improvements........................................................      493,343
                                                                                  -----------
                                                                                    4,039,888
     Less: Accumulated depreciation and amortization............................   (2,624,379)
                                                                                  -----------
                                                                                    1,415,509
                                                                                  -----------
Other Assets:
  Investments...................................................................      500,000
  Catalog costs.................................................................      212,853
  Goodwill......................................................................      120,763
  Other.........................................................................       40,783
                                                                                  -----------
                                                                                      874,399
                                                                                  -----------
                                                                                  $10,954,636
                                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit................................................................  $   480,915
  Accounts payable..............................................................    1,607,384
  Accrued liabilities...........................................................      238,229
  Accrued employee benefits.....................................................      466,497
  Income taxes payable..........................................................       92,750
                                                                                  -----------
          Total current liabilities.............................................    2,885,775
                                                                                  -----------
Benefits Payable................................................................       52,282
                                                                                  -----------
Deferred Income Taxes...........................................................       41,000
                                                                                  -----------
Minority Interest in Net Assets of Equity Investee..............................      267,674
                                                                                  -----------
Commitments and Contingencies (Notes 1, 7, and 8)
Stockholders' Equity:
  Common stock, $.01 par value, 5,000,000 shares authorized; 3,419,643 shares
     issued.....................................................................       34,197
  Additional paid-in capital....................................................    4,945,931
  Retained earnings.............................................................    2,933,617
  Cumulative translation adjustment.............................................        3,937
  Treasury stock, at cost.......................................................     (209,777)
                                                                                  -----------
                                                                                    7,707,905
                                                                                  -----------
                                                                                  $10,954,636
                                                                                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     FISCAL YEAR ENDED        THREE MONTHS ENDED
                                                       SEPTEMBER 30,             DECEMBER 31,
                                                  ------------------------   ---------------------
                                                     1994          1995        1994        1995
                                                  -----------   ----------   ---------   ---------
                                                                                  (UNAUDITED)
Cash Flows from Operating Activities:
  Net income....................................  $   370,336   $  734,295   $   9,407   $  40,539
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization..............      823,206    1,052,906     281,427     209,576
     Deferred income taxes......................      (55,000)      (4,000)         --          --
     Minority interest in net earnings (loss) of
       Equity Investee..........................           --       60,654      (3,288)     25,366
     Change in assets and liabilities, net of
       acquisition:
       Accounts receivable......................       58,158     (747,774)    472,525     588,972
       Inventories..............................     (119,437)    (238,453)   (197,149)   (294,598)
       Prepaid expense and other current
          assets................................       15,460      (39,751)     31,941      35,162
       Catalog costs............................     (134,876)    (440,596)   (191,720)    (36,464)
       Other assets.............................        9,208       10,137      12,673     (13,558)
       Accounts payable and accrued
          liabilities...........................       72,446       (5,373)   (356,375)      9,358
       Income taxes payable.....................      135,216      (84,291)         --     (92,750)
       Other liabilities........................       (9,564)     (44,473)         --          --
                                                  -----------    ---------   ---------   ---------
          Net cash provided by operating
            activities..........................    1,165,153      253,281      59,441     471,603
                                                  -----------    ---------   ---------   ---------
Cash Flows from Investing Activities:
  Purchase of property, plant, and equipment....     (408,137)    (711,360)   (220,949)   (145,276)
  Equity investment (Note 1)....................       (7,776)          --          --          --
                                                  -----------    ---------   ---------   ---------
          Net cash used in investing
            activities..........................     (415,913)    (711,360)   (220,949)   (145,276)
                                                  -----------    ---------   ---------   ---------
Cash Flows from Financing Activities:
  Net borrowings (repayments) on line of
     credit.....................................   (1,500,000)     480,915          --     (51,166)
  Cumulative translation adjustment.............           --        3,937      (3,171)    (11,604)
                                                  -----------    ---------   ---------   ---------
          Net cash provided by (used in)
            financing activities................   (1,500,000)     484,852      (3,171)    (62,770)
                                                  -----------    ---------   ---------   ---------
Net Increase (Decrease) in Cash and Cash
  Equivalents...................................     (750,760)      26,773    (164,679)    263,557
Cash and Cash Equivalents, beginning of
  period........................................      995,861      245,101     245,101     271,874
                                                  -----------    ---------   ---------   ---------
Cash and Cash Equivalents, end of period........  $   245,101   $  271,874   $  80,422   $ 535,431
                                                  ===========    =========   =========   =========
Supplemental Disclosure:
  Cash paid during the period for:
     Interest...................................  $    59,242   $   46,958   $      --   $      --
                                                  ===========    =========   =========   =========
     Income taxes...............................  $   338,778   $  390,469   $ 124,228   $ 125,204
                                                  ===========    =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                COMMON STOCK       ADDITIONAL                CUMULATIVE      TREASURY STOCK          TOTAL
                             -------------------    PAID-IN      RETAINED    TRANSLATION  --------------------   STOCKHOLDERS'
                              SHARES     AMOUNT     CAPITAL      EARNINGS    ADJUSTMENT    SHARES     AMOUNT        EQUITY
                             ---------   -------   ----------   ----------   ----------   --------   ---------   -------------
Balance, September 30,
  1993.....................  3,419,643   $34,197   $4,945,931   $1,828,986    $     --    (104,000)  $(209,777)    $6,599,337
  Net income...............         --        --           --      370,336          --          --          --        370,336
                             ---------   -------   ----------   ----------    --------    --------   ---------     ----------
Balance, September 30,
  1994.....................  3,419,643    34,197    4,945,931    2,199,322          --    (104,000)   (209,777)     6,969,673
  Net income...............         --        --           --      734,295          --          --          --        734,295
  Translation adjustment...         --        --           --           --       3,937          --          --          3,937
                             ---------   -------   ----------   ----------    --------    --------   ---------     ----------
Balance, September 30,
  1995.....................  3,419,643    34,197    4,945,931    2,933,617       3,937    (104,000)   (209,777)     7,707,905
                                                                (UNAUDITED)
  Net income...............         --        --           --       40,539          --          --          --         40,539
  Translation adjustment...         --        --           --           --     (11,604)         --          --        (11,604)
                             ---------   -------   ----------   ----------    --------    --------   ---------     ----------
Balance, December 31,
  1995.....................  3,419,643   $34,197   $4,945,931   $2,974,156    $ (7,667)   (104,000)  $(209,777)    $7,736,840
                             =========   =======   ==========   ==========    ========    ========   =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ORIEL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business and Acquisition

     Oriel Corporation (the "Company") designs, manufactures and distributes precision products, light sources, monochromators, detection systems, and optics for use in laser and medical research.

     On September 27, 1994, the Company increased its holdings in Andor Technology Limited ("Andor") from 25% to 51.25% (the "Acquisition") through the purchase of newly issued shares of Andor for a commitment to fund $300,000 over the following 27 months. As of September 30, 1995, $100,000 had been paid related to this commitment. The Acquisition was accounted for as a purchase with the excess of the acquisition cost over the fair value of Andor's net assets ($131,303) assigned to goodwill. Goodwill will be amortized over an estimated ten year life.

     The Company purchases one of its product lines from Andor. During fiscal 1994 and 1995, the Company purchased approximately $539,000 and $1,458,000, respectively, from Andor.

  Accounting Pronouncements

     In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," which extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. If estimating fair value is not practicable, this Statement requires disclosure of descriptive information pertinent to estimating the value of a financial instrument. This Statement is effective for fiscal 1996. There will be no impact on the Company's financial position or results of operations as the standard relates to footnote disclosure only.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which established criteria for the recognition and measurement of impairment loss associated with long-lived assets. The Company will be required to adopt this standard in fiscal 1997. The Company has yet to consider adoption of this standard, however, it is not expected to have a material impact on the Company's financial position or results of operations.

     In October 1995, the FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new method will have to make pro forma disclosures of net income as if the fair value based method of accounting required by SFAS No. 123 had been applied. The pro forma disclosures are required for fiscal 1996. The fair value-based method of accounting, if adopted by the Company, is effective for fiscal year 1997. The Company does not expect this standard to have a material impact on the Company's financial position or results of operations because the Company intends to only make pro forma disclosures to comply with this pronouncement.

  Consolidation

     The accompanying consolidated financial statements include the accounts of the Company, Oriel Foreign Sales Corporation and Andor (since the Acquisition). All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest reflected in the consolidated balance sheet represents the 48.75% of Andor which is owned by third parties.

  Cash Equivalents

     The Company considers all instruments with a maturity of three months or less to be cash equivalents.

                       ORIEL CORPORATION AND SUBSIDIARIES

  Inventories

     The Company values its inventory at the lower of cost, utilizing the first-in, first-out method ("FIFO"), or market.

  Property and Equipment

     Property and equipment is recorded at cost and is depreciated, using the straight-line method, over estimated useful lives of 3 to 8 years or, in the case of leasehold improvements, over the shorter of the assets' useful life or the term of the related lease.

  Investments

     The Company maintains a 10% ownership interest in LOT Holdings GmbH ("LOT"). The carrying amount of the investment, which is being accounted for under the cost method, is $500,000 in the accompanying balance sheet.

     The Company has entered into a distribution agreement with LOT which allows LOT to be the Company's primary distributor in certain parts of Europe. Sales to LOT for fiscal 1994 and 1995 were approximately $1,989,000 and $2,963,000, respectively. The Company pays commissions to LOT on these sales and had commissions payable of approximately $2,000 as of September 30, 1995, which is included in the accompanying consolidated balance sheet. As of September 30, 1995, the Company had approximately $549,000 due from LOT for purchases from the Company which are included in accounts receivable in the accompanying consolidated balance sheet.

  Catalog Costs

     Costs associated with the Company's sales catalogs are deferred and amortized on a straight line basis over the estimated useful life of the catalogs of between one and one-and-a-half years.

  Benefits Payable

     The Company provides certain medical and dental benefits for two previous employees and their dependents. The estimated cost of such benefits is accrued and reflected as deferred benefits payable in the accompanying consolidated balance sheet.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade receivables. The Company holds principally all of its cash and cash equivalents in one bank. Other than amounts due from LOT described above, concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, which primarily includes numerous universities and research and development ventures in countries worldwide. The Company requires certain international customers to furnish letters of credit. Management does not believe significant concentrations of credit risk other than those due from LOT existed at September 30, 1995.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                       ORIEL CORPORATION AND SUBSIDIARIES
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     The financial statements for the three-month periods ended December 31, 1994, and 1995 are unaudited but, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation of results for these interim periods. The results of operations for the three month period ended December 31, 1995, are not necessarily indicative of the results to be expected for the entire year.

2.  COMMON STOCK SUBJECT TO ISSUANCE

     In connection with the 1994 acquisition of Andor stock (see Note 1), the Company entered into an agreement with Andor whereby the remaining 48.25% of outstanding stock of Andor would be converted into common stock of the Company. The percentage of outstanding Company stock to be issued to Andor stockholders in connection with this agreement would be based on the 1997 net revenue of Andor, as defined, and would range from 10% to 60% based on net sales of $3,000,000 to $15,000,000, respectively. This agreement was cancelled in connection with the acquisition of the Company described in Note 8.

3.  LINE OF CREDIT

     In January 1995, the Company renegotiated its line of credit. Available borrowings under the new agreement are limited to the lesser of (a) $2,000,000 or (b) 80% of eligible accounts receivable and the lesser of 25% of the value of eligible inventory up to a maximum of $700,000. All outstanding borrowings bear interest at prime. This line of credit expires on February 28, 1997. The use of proceeds is for working capital purposes.

     The Company is prohibited from merging or consolidating with or into any other company nor can the Company purchase a material portion of any other company. Since the Company has signed a letter of intent to be acquired by another business and intends on completing this sale or another sale should this transaction not be completed (see Note 8), the Company expects to be in default of this covenant. As such, the outstanding borrowings against this line of credit have been classified as currently payable in the accompanying balance sheet.

     The loan agreement also contains certain financial covenants which must be met quarterly. In addition, the line of credit agreement contains a provision whereby outstanding borrowings can be deemed to be currently due and payable if the Company experiences a material adverse change, as defined, in its business operations.

     The line of credit is secured by a first priority security interest on all assets of the Company and all letters of credit. As of September 30, 1995, the Company had outstanding borrowings of $480,915 against this line of credit.

4.  INCOME TAXES

     The Company follows SFAS No. 109, "Accounting for Income Taxes," under which the Company uses an asset and liability approach to recognize deferred tax assets and liabilities for the future tax consequences of items that have already been recognized in its financial statements and tax returns.

                       ORIEL CORPORATION AND SUBSIDIARIES

     The provision for income taxes for fiscal 1994 and 1995 is as follows:

                                                                   1994         1995
                                                                 --------     --------
        Current:
          Federal..............................................  $363,000     $297,000
          State................................................    60,000       35,000
                                                                 --------     --------
                                                                  423,000      332,000
        Deferred:
          Federal..............................................   (50,000)      (3,000)
          State................................................    (5,000)      (1,000)
                                                                 --------     --------
                                                                 $368,000     $328,000
                                                                 ========     ========

     The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

                                                                       1994         1995
                                                                     --------     --------
    Provision for income taxes at statutory rate...................  $251,000     $382,000
    Increases (decreases) resulting from:
      State income taxes, net of federal benefit...................    36,000       23,000
      Foreign tax rate differential................................    19,000       11,000
      Tax benefit of foreign sales corporation.....................    (6,000)     (20,000)
      Other reserves and credits...................................    32,000      (78,000)
      Amortization of cost in excess of net assets of acquired
         companies.................................................    32,000           --
      Nondeductible expenses.......................................     4,000       10,000
                                                                     --------     --------
                                                                     $368,000     $328,000
                                                                     ========     ========

     The appropriate tax effect of the temporary difference giving rise to the Company's deferred tax assets and liabilities at September 30, 1995, result primarily from allowances for doubtful accounts, inventory items, accrued warranty, accrued vacation, deferred compensation, and different book and tax treatments of depreciation. As of September 30, 1995, the Company had aggregate deferred tax assets of $299,000, which was partially offset by a valuation allowance of $27,000, and aggregate deferred tax liabilities of $78,000.

     The Company also has foreign tax credit carryforwards of approximately $19,000 at September 30, 1995, which are available to reduce future taxes on foreign source income, if any, and which expire through 1996.

5.  STOCK OPTION PLAN

     The Company has established an employee Stock Option Plan which authorizes the granting of options to purchase up to 450,000 shares of the Company's common stock. Options are granted for a term of ten years, and are generally exercisable at the rate of 2% per month commencing at the date of grant. Additionally, a resolution was passed whereby all issued options are exercisable in conjunction with any sale of the Company (see Note 8).

                       ORIEL CORPORATION AND SUBSIDIARIES

     Information with respect to outstanding stock options is as follows:

                                                                             EXERCISE
                                                                SHARES        PRICE
                                                                -------     ----------
        September 30, 1993....................................  222,500     $2.00-2.12
          Canceled............................................  (12,500)     2.00-2.12
                                                                -------     ----------
        September 30, 1994....................................  210,000      2.00-2.12
          Issued..............................................  148,000      2.00-2.12
                                                                -------     ----------
        September 30, 1995....................................  358,000     $2.00-2.12
                                                                =======     ==========

6.  PROFIT SHARING PLAN

     The Company has a profit sharing plan which was established for all full-time U.S. employees and which provides for discretionary Company contributions. Included in the accompanying statements of operations is approximately $120,000 and $125,000 related to the Company's discretionary contributions for fiscal 1994 and 1995, respectively.

7.  COMMITMENTS

     The Company leases offices and plant and equipment for various periods through 2000. The approximate minimum annual rental commitments for the next five years and thereafter are as follows:

            FISCAL YEAR
            -----------
            1996......................................................  $333,000
            1997......................................................   317,000
            1998......................................................   118,000
            1999......................................................    16,000
            2000......................................................    16,000
                                                                        --------
                                                                        $800,000
                                                                        ========

     Rent expense for fiscal 1994 and 1995 was approximately $290,000 and $342,000, respectively.

8.  SUBSEQUENT EVENT

     On February 20, 1996, all of the outstanding capital stock of the Company was acquired by Thermo Vision Corporation, a wholly owned subsidiary of Thermo Optek Corporation, for $11,798,000 in cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Corion Corporation:

     We have audited the accompanying balance sheet of Corion Corporation as of December 31, 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for 1995 and the period from January 1, 1996 through February 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corion Corporation as of December 31, 1995, and its results of operations and cash flows for 1995 and the period from January 1, 1996 through February 29, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 12, 1996

                               CORION CORPORATION

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                  JANUARY 1, 1996
                                                                                      THROUGH
                                                                        1995     FEBRUARY 29, 1996
                                                                       -------   -----------------
Net sales (Note 9)...................................................  $ 8,546         $ 968
Cost of goods sold...................................................   (6,679)         (506)
                                                                       -------         -----
  Gross profit.......................................................    1,867           462
Selling, general and administrative expense..........................    1,751           308
Research and development expense.....................................      415            83
                                                                       -------         -----
  Income (loss) from operations......................................     (299)           71
Interest Income......................................................        7             3
Interest Expense.....................................................     (319)          (46)
Other Expense, Net...................................................      (34)           --
                                                                       -------         -----
Net Income (Loss)....................................................  $  (645)        $  28
                                                                       =======         =====

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                                 BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       1995
                                                                                      -------
                                           ASSETS
Current Assets:
  Cash and cash equivalents.........................................................   $  479
  Trade accounts receivable, less allowance for doubtful accounts of $50............    1,157
  Other receivables.................................................................      101
  Inventories.......................................................................    1,204
  Other current assets..............................................................      164
                                                                                       ------
                                                                                        3,105
                                                                                       ------
Property and Equipment..............................................................    5,216
  Less: Accumulated depreciation....................................................    3,714
                                                                                       ------
                                                                                        1,502
                                                                                       ------
                                                                                       $4,607
                                                                                       ======
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note payable......................................................................   $1,616
  Accounts payable..................................................................      403
  Accrued expenses..................................................................      366
                                                                                       ------
                                                                                        2,385
                                                                                       ------
Long-term Note Payable..............................................................    1,000
                                                                                       ------
Commitments (Notes 5 and 7)
Stockholders' Equity (Notes 6 and 7):
  Class A voting common stock, $1.00 par value, 1,000,000 shares authorized; 494,570
     shares issued and outstanding..................................................      495
  Class B nonvoting common stock, $.10 par value, 3,000,000 shares authorized;
     1,483,710 shares issued and outstanding........................................      148
  Retained earnings.................................................................      579
                                                                                       ------
                                                                                        1,222
                                                                                       ------
                                                                                       $4,607
                                                                                       ======

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 JANUARY 1, 1996
                                                                                     THROUGH
                                                                        1995    FEBRUARY 29, 1996
                                                                        -----   -----------------
Cash Flows from Operating Activities:
  Net income (loss)...................................................  $(645)        $  28
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization....................................    369            60
     Provision for doubtful accounts..................................     52            --
     Loss on sale of property and equipment...........................      2            --
     Changes in assets and liabilities:
       Trade accounts receivable......................................    419           407
       Inventories....................................................    894          (168)
       Other current assets...........................................     20           (15)
       Accounts payable...............................................   (438)         (101)
       Accrued expenses...............................................     98          (113)
                                                                        -----         -----
          Net cash provided by operating activities...................    771            98
                                                                        -----         -----
Cash Flows from Investing Activities:
  Additions to property and equipment.................................    (40)           (8)
  Proceeds from sale of property and equipment........................      1            --
                                                                        -----         -----
          Net cash used in investing activities.......................    (39)           (8)
                                                                        -----         -----
Cash Flows from Financing Activities:
  Repayments of notes payable.........................................   (480)          (89)
                                                                        -----         -----
          Net cash used in financing activities.......................   (480)          (89)
                                                                        -----         -----
Net Increase in Cash and Cash Equivalents.............................    252             1
Cash and Cash Equivalents at Beginning of Period......................    227           479
                                                                        -----         -----
Cash and Cash Equivalents at End of Period............................  $ 479         $ 480
                                                                        =====         =====
Supplemental Disclosure:
  Cash paid during the period for:
     Interest.........................................................  $ 310         $  59
                                                                        =====         =====
     Income taxes.....................................................  $   9         $  --
                                                                        =====         =====

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                         COMMON STOCK                          TOTAL
                                                      -------------------     RETAINED     STOCKHOLDERS'
                                                      CLASS A     CLASS B     EARNINGS        EQUITY
                                                      -------     -------     --------     -------------
Balance December 31, 1994...........................    $495        $148       $1,224          $1,867
  Net loss..........................................      --          --         (645)           (645)
                                                        ----        ----       ------          ------
Balance December 31, 1995...........................     495         148          579           1,222
  Net income........................................      --          --           28              28
                                                        ----        ----       ------          ------
Balance February 29, 1996...........................    $495        $148       $  607          $1,250
                                                        ====        ====       ======          ======

   The accompanying notes are an integral part of these financial statements.

                               CORION CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     Corion Corporation (the "Company") is engaged in the manufacturing and marketing of optical filters and other coated optical products.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all short-term investments with an original maturity date of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out ("FIFO") method.

  Property and Equipment

     Property, plant, and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset.

  Income Taxes

     The Company is an S corporation for federal tax reporting purposes. Under the applicable S corporation provisions, the Company does not incur federal income taxes at the corporate level as such taxes are an obligation of the stockholders. The Company does provide for state income taxes as necessary.

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               CORION CORPORATION

2.  INVENTORIES

     Inventories consist of:

                                                                      1995
                                                                 --------------
                                                                 (IN THOUSANDS)
        Raw materials..........................................      $  182
        Work in process........................................         626
        Finished goods.........................................         396
                                                                     ------
                                                                     $1,204
                                                                     ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                                         ESTIMATED
                                                                        USEFUL LIVES
                                                          1995          ------------
                                                     --------------
                                                     (IN THOUSANDS)
        Machinery and equipment....................      $4,860           4-12 years
        Furniture and fixtures.....................         152              5 years
        Leasehold improvements.....................         204              4 years
                                                         ------
                                                         $5,216
                                                         ======

4.  NOTES PAYABLE

     Notes payable consists of the following:

                                                                          1995
                                                                     --------------
                                                                     (IN THOUSANDS)
    Note payable to bank with interest at the corporate
      base rate plus 1% (9.50% at December 31, 1995),
      secured by all assets of the Company.........................      $1,616

    Subordinated notes payable to stockholders, interest
      at 15%, payable semiannually, principal payable in
      full on January 1, 2002......................................       1,000
                                                                         ------
         Total notes payable.......................................       2,616
    Less currently payable.........................................       1,616
                                                                         ------
         Long-term notes payable...................................      $1,000
                                                                         ======

     The $1,616,000 note payable, which is contractually based on monthly payments of principal and interest, requires the maintenance of certain minimum levels of working capital and net worth and includes other covenants which, among other items, restrict the Company's ability to borrow, pay dividends and make investments. At February 29, 1996, the Company was not in compliance with certain of such covenants and had not obtained waivers from the lending bank. However, this note was repaid in connection with the February 29, 1996 sale of substantially all of the assets and certain liabilities of the Company, as described in Note 10. Accordingly, this note payable is classified as a current liability in the accompanying balance sheet.

5.  LEASE COMMITMENTS

     The Company leases its building from a trust, the primary beneficiaries of which include certain principal stockholders and officers of the Company. The building is leased under a rental agreement which expires on November 1, 1999. The agreement provides for adjustments upwards on certain dates by a factor equal to the change in the Consumer Price Index from August 1, 1984, to each of the adjustment dates. The Company also

                               CORION CORPORATION
leases vehicles and office equipment under leases expiring at various dates through February 1998. Minimum lease commitments under all operating leases are as follows:

                                                      (IN THOUSANDS)
            1996....................................      $  283
            1997....................................         283
            1998....................................         278
            1999....................................         230
                                                          ------
                      Total.........................      $1,074
                                                          ======

     Rent expense under operating leases amounted to $305,000 and $50,000 for 1995 and the period from January 1, 1996 through February 29, 1996, respectively. Of these amounts, approximately $271,000 and $45,000 was paid to the trust in 1995 and the period from January 1, 1996 through February 29, 1996, respectively.

6.  STOCKHOLDERS' EQUITY

  Stock Option Plan

     On November 9, 1989, the board of directors approved the 1989 Stock Option Plan (the "Plan"), which provides that key employees may be granted nonqualified stock options, enabling them to purchase shares of the Company's stock at a price not less than 80% of the fair market value of the stock on the date of grant. Subsequently, on May 20, 1992, and on October 27, 1993, the board amended the Plan to increase the total number of shares which may be issued under the Plan to 16,500 shares of Class A common stock and 49,500 shares of Class B common stock, and to allow the administrative committee to determine at the time of grant to make the options exercisable over various periods from the date of grant including immediately upon the date of grant. A summary of the Company's stock option information as of December 31, 1995, is as follows:

                                       CLASS OF     NUMBER OF   RANGE OF OPTION
                                     COMMON STOCK    SHARES     PRICES PER SHARE
                                     ------------   ---------   ----------------
        Outstanding................     A              7,500      $ .82 - 1.58
        Exercisable................     A              7,500        .82 - 1.58
        Outstanding................     B             36,500        .78 - 1.58
        Exercisable................     B             22,500        .78 - 1.58

     Data concerning outstanding and exercisable options as of February 29, 1996, is not materially different from the data presented for December 31, 1995.

7.  COMMON STOCK PURCHASE AGREEMENTS

     The Company has entered into stock purchase agreements with various officers of the Company which state that in the event of the officer's death, the Company will purchase all outstanding shares of common stock owned by the officer tendered by his legal representative. The purchase price has been established at 1.075 times the adjusted net book value of such shares as shown on the balance sheet of the Company as of the last day of the calendar quarter immediately preceding the individual's death.

8.  PROFIT-SHARING AND SAVINGS PLAN

     The Company has a profit-sharing and savings plan covering substantially all employees who have met eligibility requirements. The Company may contribute any amount as determined by the board of directors under the profit-sharing plan. In addition, to encourage employee saving, the Company had adopted a practice of matching employee contributions up to $400 per plan year. Total profit-sharing plan expenses, including

                               CORION CORPORATION
administrative expenses and matching and discretionary grants for 1995 and the period from January 1, 1996 through February 29, 1996, were $29,000 and $5,000, respectively.

9.  SIGNIFICANT CUSTOMERS

     Net sales from government related contracts were approximately 33% of total net sales in 1995 and were less than 10% of total net sales in the period from January 1, 1996 through February 29, 1996. In addition, one commercial customer accounted for approximately 11% of total net sales in the period from January 1, 1996 through February 29, 1996.

10.  SUBSEQUENT EVENT

     On February 29, 1996, the Company was sold to Thermo Vision Corporation.

                           THERMO VISION CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 28, 1996
                                  (UNAUDITED)

     In February 1996, Thermo Vision Corporation ("the Company") acquired Oriel Corporation ("Oriel"), a manufacturer and distributor of photonics instruments and components, for $11.8 million in cash, and Corion Corporation ("Corion"), a manufacturer of commercial optical filters, for $5.1 million in cash. These acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying financial statements from the respective dates of acquisition.

     The following unaudited pro forma combined condensed statement of income sets forth the results of operations for the year ended December 28, 1996, as if the acquisitions of Oriel and Corion had occurred on January 1, 1996. Oriel and Corion's historical statements of income represent their results for the period from January 1, 1996, through February 28, 1996, and February 20, 1996, the respective dates of acquisition by the Company. Oriel's historical statement of income for the period from January 1, 1996, to February 28, 1996, includes $581,000 of nonrecurring compensation costs incurred in connection with its acquisition by the Company. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions of Oriel and Corion been made on January 1, 1996. This statement should be read in conjunction with the accompanying notes and the respective historical financial statements and related notes of the Company, Oriel, and Corion appearing elsewhere in this Information Statement.

                                                    HISTORICAL
                                          ------------------------------             PRO FORMA
                                          THERMO                             -------------------------
                                          VISION       ORIEL      CORION     ADJUSTMENTS      COMBINED
                                          -------     -------     ------     ------------     --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................  $30,434     $ 2,538      $968          $ --         $33,940
                                          -------     -------      ----          ----         -------
Costs and Operating Expenses:
  Cost of revenues......................   17,066       2,056       506            --          19,628
  Selling, general, and administrative
     expenses...........................    7,402       1,667       308            63           9,440
  Research and development expenses.....    3,499         459        83            --           4,041
                                          -------     -------      ----          ----         -------
                                           27,967       4,182       897            63          33,109
                                          -------     -------      ----          ----         -------
Operating Income (Loss).................    2,467      (1,644)       71           (63)            831
Interest Income.........................       --          --         3            --               3
Interest Expense........................      (44)         (5)      (46)           46             (49)
Other Expense...........................       --         (32)       --            --             (32)
                                          -------     -------      ----          ----         -------
Income (Loss) Before Provision (Benefit)
  for Income Taxes......................    2,423      (1,681)       28           (17)            753
Provision (Benefit) for Income Taxes....    1,005        (602)       --            12             415
                                          -------     -------      ----          ----         -------
Net Income (Loss).......................  $ 1,418     $(1,079)     $ 28          $(29)        $   338
                                          =======     =======      ====          ====         =======
Earnings per Share......................  $  0.29                                             $  0.07
                                          =======                                             =======
Weighted Average Shares.................    4,845                                               4,845
                                          =======                                             =======

                           THERMO VISION CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

NOTE 1 -- PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 28, 1996 (IN THOUSANDS, EXCEPT IN
          TEXT)

                                                                                       DEBIT
                                                                                      (CREDIT)
                                                                                      --------
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Service fee of 1.0% of the revenues of Oriel and Corion for services provided under
  a services agreement between the Company and Thermo Electron......................    $ 35
Amortization over 40 years of $4,736,000 and $2,056,000 of "Cost in excess of net assets of acquired companies" created by the acquisitions of Oriel and Corion,
  respectively......................................................................      28
                                                                                        ----
                                                                                          63
                                                                                        ----
INTEREST EXPENSE
Reduction in Corion interest expense incurred on notes payable to related parties
  that were not purchased by the Company............................................     (46)
                                                                                        ----
PROVISION FOR INCOME TAXES
Income tax expense on earnings of Corion calculated at the Company's statutory
  income tax rate of 40%............................................................      11
Income tax benefit associated with the adjustments above (excluding amortization of cost in excess of net assets of Oriel), calculated at the Company's statutory
  income tax rate of 40%............................................................       1
                                                                                        ----
                                                                                          12
                                                                                        ----

                                                                         ANNEX A

                      SAMPLE FORM OF INFORMATION STATEMENT
           TO BE PROVIDED TO INTERNAL REVENUE SERVICE BY SHAREHOLDERS
       Note: Attachment to 1997 federal income tax return of shareholders

     Statement of shareholders receiving a distribution of stock in Thermo Vision Corporation (a controlled corporation), pursuant to Treas. Reg. sec. 1.355-5(b).

     1.  The undersigned, a shareholder owning shares of Thermo Optek
Corporation as of             , 1997, received a distribution of stock in a
controlled corporation that qualifies under sec. 355 pursuant to a private letter ruling received by Thermo Optek Corporation from the Internal Revenue Service.

     2.  The name and addresses of the corporations involved are:

        Thermo Optek Corporation
        8E Forge Parkway
        Franklin, Massachusetts 02038 (Distributing Corporation)

        Thermo Vision Corporation
        8E Forge Parkway
        Franklin, Massachusetts 02038 (Controlled Corporation)

     3. No stock or securities in Thermo Optek Corporation were surrendered by the undersigned.

     4. shares of Thermo Vision Corporation were received constituting only common shares in such corporation.

     5.  No cash or other property was received by the undersigned in connection
with the distribution except for $          representing a cash payment in lieu
of fractional shares.

                                          Shareholder



                                          --------------------------------------

     SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION UPON THEM.

             II.  INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

ITEM 15.  FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

     (a) Financial Statement Schedules

         Financial Statement Schedule and the Report of Independent Public Accountants on such Schedule are included in this Registration Statement as of December 28, 1996. All other financial statement schedules have been omitted either because they are not required, are not applicable or the information is otherwise set forth in the Financial Statement and Notes thereto.

     (b) Exhibits

EXHIBIT
  NO.                                         DESCRIPTION
-------   ------------------------------------------------------------------------------------
   2.1*   Form of Distribution Agreement between Thermo Optek Corporation ("Optek") and the
          Registrant.
   2.2*   Asset Purchase Agreement dated as of January 23, 1996 by and between the Registrant and Corion Corporation. Pursuant to Item 601(b)(2) of Regulation S-K, schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
   2.3*   Purchase Agreement dated as of February 7, 1996 by and between the Registrant and the shareholders and optionholders of Oriel Corporation as set forth therein.
          Pursuant to Item 601(b)(2) of Regulation S-K, schedules to this Agreement have been omitted. The Registrant hereby undertakes to furnish supplementally a copy of such schedules to the Commission upon request.
   3.1*   Certificate of Incorporation, as amended, of the Registrant.
   3.2*   Bylaws of the Registrant.
   4.1*   Specimen Common Stock Certificate of the Registrant.
  10.1*   Form of Corporate Services Agreement between Thermo Electron Corporation ("Thermo
          Electron") and the Registrant.
  10.2*   Thermo Electron Corporate Charter, as amended and restated, effective January 3,
          1993 (filed as Exhibit 10.1 to Thermo Electron's Annual Report on Form 10-K for the
          fiscal year ended January 3, 1993 [File No. 1-8002] and incorporated herein by reference).
  10.3*   Form of Tax Allocation Agreement between Thermo Electron and the Registrant.
  10.4*   Form of Master Repurchase Agreement between Thermo Electron and the Registrant.
  10.5*   Form of Master Guarantee Reimbursement Agreement between Thermo Electron and the
          Registrant.
  10.6*   Form of Master Guarantee Reimbursement Agreement between Thermo Instrument Systems
          Inc. ("Thermo Instrument") and the Registrant.
  10.7*   Form of Tax Matters Agreement between Optek and the Registrant.
  10.8*   CID Contract Research and Development Agreement dated October 1994 between Optek and the Registrant.
  10.9*   Form of CID Supply Agreement between Optek and the Registrant.
 10.10*   Equity Incentive Plan of the Registrant.
 10.11*   Deferred Compensation Plan for Directors of the Registrant.
 10.12*   Form of Nonqualified Stock Option Agreement between the Registrant and each of its outside directors.
 10.13*   Form of Indemnification Agreement for Officers and Directors of the Registrant.
 10.14*   Sublease Agreement dated as of September 1, 1997 between the Registrant and Thermo
          Instrument.
 10.15*   Sublease Agreement effective as of February 1, 1984 between Oriel Corporation and
          Osbrook Associates Limited Partnership, as modified.
 10.16*   $3.8 Million Principal Amount Promissory Note due July 13, 2000, issued by the
          Registrant to Thermo Electron.
 10.17*   $3.6 Million Principal Amount Promissory Note and $347,438 Principal Amount
          Promissory Note, both due February 18, 2000, issued by the Registrant to Optek.

EXHIBIT
  NO.                                         DESCRIPTION
-------   ------------------------------------------------------------------------------------
 10.18*   Optek Equity Incentive Plan (filed as Exhibit 10.6 to Optek's Registration Statement on Form S-1 [File No. 333-03630], and incorporated herein by reference).
          In addition to the stock-based compensation plans of the Registrant, the executive officers of the Registrant may be granted awards under stock-based compensation plans of the Registrant's parent companies, Thermo Electron and Thermo Instrument, for services rendered to the Registrant or to such affiliated corporations. (Thermo
          Electron's plans were filed as Exhibits 10.16-10.38 and Thermo Instrument's plans were filed as Exhibits 10.39-10.48 to the Registration Statement on Form S-1 of
          Metrika Systems Corporation [File No. 333-25243], and are hereby incorporated by reference).
 21.1*    Subsidiaries of the Registrant.
 27       Financial Data Schedule.

---------------

* To be filed by amendment.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THERMO VISION CORPORATION

                                   By: /s/  KRISTINE S. LANGDON
                                       ------------------------------------
                                       Name: Kristine S. Langdon
                                       Title: President and Chief Executive
                                              Officer

Date: September 19, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Thermo Vision Corporation:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Thermo Vision Corporation included in Thermo Vision Corporation's Form 10 and have issued our report thereon dated May 19, 1997. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Thermo Vision Corporation's schedule of Valuation and Qualifying Accounts, included in
Schedule II on page S-2, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 19, 1997

                                                                     SCHEDULE II

                           THERMO VISION CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                         BALANCE AT     PROVISION                                   BALANCE
                                         BEGINNING      CHARGED TO      ACCOUNTS                    AT END
                                          OF YEAR        EXPENSE       WRITTEN OFF     OTHER(a)     OF YEAR
                                         ----------     ----------     -----------     --------     -------
YEAR ENDED DECEMBER 31, 1994
  Allowance for Doubtful Accounts......     $ --           $ 10           $  --          $ --        $  10
YEAR ENDED DECEMBER 30, 1995
  Allowance for Doubtful Accounts......     $ 10           $ 14           $  --          $ --        $  24
YEAR ENDED DECEMBER 28, 1996
  Allowance for Doubtful Accounts......     $ 24           $174           $ (82)         $150        $ 266

---------------
(a) Includes allowance of businesses acquired during the year as described in
    Note 2 to Consolidated Financial Statements.

                                       S-2